LOAN AGREEMENT

between

DOUGLAS EMMETT 2008, LLC,

as Borrower

THE LENDERS PARTY HERETO,

as Lenders

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent

Dated as of March 26, 2008

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into as of March 26, 2008 among DOUGLAS EMMETT 2008, LLC, a Delaware limited liability company (“Borrower”); each of the lenders that is a signatory hereto identified under the caption “LENDERS” on the signature pages hereof and each lender that becomes a “Lender” after the date hereof pursuant to Section 12.24(2) (individually, a “Lender” and, collectively, the “Lenders”); and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

ARTICLE 1

CERTAIN DEFINITIONS
Section 1.1                                Certain Definitions

.  As used herein, the following terms have the meanings indicated:
(1)           “Additional Costs” has the meaning assigned in Section 2.7(1)(a).

(2)           “Adjusted Libor Rate” means, for any Interest Period for any Eurodollar Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/10,000 of 1%) determined by the Administrative Agent to be equal to the Libor Base Rate for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Eurodollar Loan for such Interest Period.

(3)           “Advance Date” has the meaning assigned in Section 2.6(3).

(4)           “Affiliate” means, as to any Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, or any individual related by birth, adoption or marriage to such Person, is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by (or is under common control with) such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any individual related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person.  Each Borrower Party shall be deemed to be an Affiliate of Borrower for purposes of this Agreement.

(5)           “Agreement” means this Loan Agreement, as amended from time to time.

(6)           “Allocated Loan Amount” means, for any Project, the portion of the Loans allocated to such Project in Exhibit B attached hereto solely for the purposes of performing certain calculations hereunder; provided, however, that in the case of either a condemnation or a fire or other casualty where the Administrative Agent is not required to, and does not, make the insurance or condemnation proceeds available to the Borrower to complete the restoration of the same and where, in either case, the insurance or condemnation proceeds received by the Administrative Agent and applied to repay the principal of the Loans are less than the Allocated Loan Amount for the Project in question, each Allocated Loan Amount for each remaining Project (exclusive of the Project in question) shall be increased by an amount equal to the product of (a) the difference between the applicable Allocated Loan Amount for the Project in question and the insurance or condemnation proceeds so applied to repay the principal of the Loans and (b) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) for such remaining Projects and the denominator of which is the Allocated Loan Amounts (prior to such adjustment) for all such Remaining Projects.

(7)           “Alternate Base Rate” means, for any day, a rate per annum equal to the Prime Rate in effect for such day.

(8)           “Alternate Base Rate Loans” means Loans that bear interest at rates based upon the Alternate Base Rate.

(9)           “Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act , the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(10)           “Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the respective signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

(11)           “Assignment and Acceptance” means an Assignment and Acceptance, duly executed by the parties thereto, in substantially the form of Exhibit D hereto and consented to by the Administrative Agent in accordance with Section 12.24(2).

(12)           “Assignment of Rents and Leases” means each Assignment of Rents and Leases, executed by Borrower for the benefit of the Administrative Agent (on behalf of the Lenders), and pertaining to leases of space in a Project, as the same may be modified or amended from time to time.

(13)           “Bankruptcy Party” has the meaning assigned in Section 10.8.

(14)           “Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq.

(15)           “Basle Accord” means the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

(16)           “Borrower Party” shall mean the Borrower and Borrower’s Manager but shall not include the Operating Partnership or the REIT (regardless of whether the Operating Partnership or the REIT is the member, general partner or manager of the Borrower).  Upon the acquisition of the Projects, but not of direct or indirect ownership interests in  Borrower, by a Controlled Subsidiary, “Borrower Party” shall also mean and include any such Controlled Subsidiary and the general partner or manager thereof (except that if the general partner or manager of such Fund is the REIT or the Operating Partnership, the term “Borrower Party” shall not include the REIT or the Operating Partnership) and, unless the Borrower, the Borrower’s Manager or any other Person constitutes the general partner or manager of such Controlled Subsidiary , shall no longer include the applicable Borrower, the Borrower’s Manager or such other applicable Person (and in any event shall not include any such Person that is not the general partner or manager of such Controlled Subsidiary).

(17)           “Borrower’s Manager” shall mean Douglas Emmett Management, Inc., a Delaware corporation, or any successor thereto in such capacity permitted by this Agreement.

(18)           “Borrower’s Member” means Douglas Emmett Properties, LP, a Delaware limited partnership.

(19)           “Business Day” means (a) any day other than a Saturday, a Sunday, or other day on which commercial banks located in  New York City (or, with respect only to payments to be made by Borrower, in California) are authorized or required by law to remain closed and (b) in connection with a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment or Conversion, the term “Business Day” shall also exclude a day on which banks are not open for dealings in Dollar deposits in the London interbank market.

(20)           Reserved.

(21)           “Closing Date” means the date on which Lenders make the  advance of Loan proceeds, which shall be the date of this Agreement.

(22)           “Collateral” means Borrower’s interest in the Projects and all other “Mortgaged Property” described in the applicable Mortgages, and any other property that at any time secures the Loan or any portion thereof.

(23)           “Commitment” means, as to each Lender, the obligation of such Lender to make a Loan in the principal amount equal  to but not exceeding the amount set opposite the name of such Lender on Schedule 1 under the caption “Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 12.24(2), as specified in the respective instrument of assignment pursuant to which such assignment is effected.  The original aggregate principal amount of the Commitments is $380,000,000.

(24)           “Continue” “Continuation” and “Continued” refer to the continuation pursuant to Section 2.2 of a Eurodollar Loan from one Interest Period to the next Interest Period for such Loan.

(25)           “Contract Rate” has the meaning assigned in Article 2.

(26)           “Control” means that a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.

(27)           “Controlled Subsidiary” means an entity that the Operating Partnership, directly or indirectly, (i) manages and Controls, and (ii) owns at least ten percent (10%) of the equity interests.

(28)           “Convert” “Conversion” and “Converted” refer to a conversion pursuant to the terms of this Agreement of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

(29)           “Debt” means, for any Person, without duplication:  (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners, members, shareholders or other equity holders, or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

(30)           “Debt Service” means the aggregate interest, monthly principal (if any), and other scheduled payments due under the Loans for the period of time for which calculated.

(31)           Reserved.

(32)           “Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of (i) with respect to Alternate Base Rate Loans required to be maintained pursuant to Sections 2.8(2) or 2.8(3) of this Agreement, the Alternate Base Rate as in effect from time to time or (ii) with respect to Eurodollar Loans, the respective Contract Rate for such Eurodollar Loan.

(33)           “Dollars” and “$” means lawful money of the United States of America.

(34)           “Environmental Indemnity” means that certain Hazardous Materials Indemnity Agreement dated concurrently herewith by Borrower in favor of Administrative Agent for the Lenders.

(35)           “Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws governing or regulating (a) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (b) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

(36)           “ERISA” has the meaning assigned in the Section 6.8(1).

(37)           “Eurodollar Loans” means Loans that bear interest at rates based on rates referred to in the definition of “Libor Base Rate”.

(38)           “Event of Default” has the meaning assigned in Article 10.

(39)           “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to Bankers Trust Company on such Business Day on such transactions as determined by the Administrative Agent, or such other commercial bank as selected by the Administrative Agent.

(40)           “Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended.

(41)           “Fund” means a real estate investment fund that is a Controlled Subsidiary.

(42)           “GECC” means General Electric Capital Corporation.

(43)           “Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, or (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.

(44)           “Improvements” has the meaning assigned in the Mortgage.

(45)           “Indebtedness” has the meaning assigned in the Mortgage.

(46)           “Interest Period” means, for any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Loan of another Type or (in the event of a Continuation) the day immediately following the last day of the preceding Interest Period for such Loan, and ending on (but not including) the first Business Day of the next calendar month.  In no event may Borrower have more than one Interest Period in respect of Eurodollar Loans from all Lenders outstanding at any one time.  Notwithstanding the foregoing, the first Interest Period shall be the Stub Interest Period.

(47)           “Libor Base Rate” means, for any Interest Period, the British Bankers Association LIBOR Rate (rounded upward, if necessary, to the nearest 1/10,000th of one percent) listed on Reuters Screen LIBOR01 Page at approximately 11:00 a.m. London time on the date two Business Days prior to the first day of such Interest Period as the rate for the offering of Dollar deposits having a one month or 30 day Interest Period, provided that if such rate does not appear on such page, or if such page shall cease to be publicly available, or if the information contained on such page, in the reasonable judgment of the Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by the Administrative Agent, the Libor Base Rate for such Interest Period shall be determined from such substitute financial reporting service as the Administrative Agent in its reasonable discretion shall determine.

(48)           “Licenses” has the meaning assigned in Section 6.20.

(49)           “Lien” means any interest, or claim thereof, in the Collateral securing an obligation owed to, or a claim by, any Person other than the owner of the Collateral, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Collateral.

(50)           “Loans” means the loans to be made by the Lenders to Borrower under this Agreement and all other amounts evidenced or secured by the Loan Documents.

(51)           “Loan Documents” means: (a) this Agreement, (b) the Notes, (c) the Mortgage, (d) the Assignment of Rents and Leases, (e) the Environmental Indemnity Agreement, (f) the Subordination of Management Agreement, (g) Uniform Commercial Code financing statements, (h) such assignments of management agreements, contracts and other rights as may be required under the Commitment or otherwise requested by the Administrative Agent, (i) all other documents executed and delivered by Borrower or any other Borrower Party in accordance with this Agreement evidencing, securing, governing or otherwise pertaining to the Loans, and (j) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

(52)           “Majority Lenders” means Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding principal amount of the Loans or, if the Loans shall not have been made, at least sixty-six and two-thirds percent (66 2/3%) of the Commitments.

(53)           “Management Agreement” means each of the management agreements identified on Schedule 6.14 hereof, between Manager and Borrower with respect to the management of the Projects by the Manager, together with any management agreements entered into with future Managers in accordance with the terms of this Agreement (or otherwise contemplated by Section 8.1(2)(d)), individually or collectively, in each case while such management agreement remains in effect.

(54)           “Manager” means Douglas Emmett Management, LLC, a Delaware limited liability company, which is initially the manager of the Projects under the Management Agreements, together with any successor property managers appointed for the Projects in accordance with the terms of this Agreement or otherwise contemplated by Section 8.1(2)(d).

(55)           “Maturity Date” means the earlier of (a) January 2, 2009, or (b) any earlier date on which all of the Loans are required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

(56)           “Mortgage” means each Deed of Trust, Security Agreement and Fixture Filing, executed by Borrower in favor of the Administrative Agent (on behalf of the Lenders), covering a Project and any amendments, modifications, renewals, substitutions, consolidations, severances and replacements thereof.

(57)           “Net Operating Income” means the amount by which Operating Revenues exceed Operating Expenses.

(58)           “Notes” means the promissory note or notes of even date herewith as provided for in Section 2.1(4) and all promissory notes delivered in substitution or exchange therefor, in each case as the same may be consolidated, replaced, severed, modified, amended or extended from time to time.

(59)           “OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

(60)           “Operating Expenses” means, for any period, all reasonable and necessary expenses of operating the Projects in the ordinary course of business which are paid in cash by Borrower during such period and which are directly associated with and fairly allocable to the Projects for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, maintenance costs, management fees and costs, accounting, legal, and other professional fees, fees and other expenses incurred by the Administrative Agent and reimbursed by Borrower under this Agreement and the other Loan Documents, wages, salaries, and personnel expenses.  Operating Expenses shall exclude Debt Service, capital expenditures, tenant improvement costs, leasing commissions, any of the foregoing operating expenses which are paid from deposits to cash reserves and such deposits were previously included as Operating Expenses, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loans or insurance or by any third party, and any non-cash charges such as depreciation and amortization.    Operating Expenses shall not include federal, state or local income taxes.

(61)           “Operating Partnership” shall mean Douglas Emmett Properties LP, a Delaware limited partnership.

(62)           “Operating Revenues” means, for any period, all cash receipts of Borrower during such period from operation of the Projects or otherwise arising in respect of the Projects after the date hereof which are properly allocable to the Projects for the applicable period, including receipts from leases and parking agreements, concession fees and charges, other miscellaneous operating revenues and proceeds from rental or business interruption insurance, but excluding (a) security deposits and earnest money deposits until they are forfeited by the depositor, (b) advance rentals until they are earned, and (c) proceeds from a sale or other disposition.

(63)           “Participant” has the meaning assigned in Section 12.24(3).

(64)           “Patriot Act” means the USA PATRIOT Act of 2001, Pub. L. No. 107-56.

(65)           “Payment Date” has the meaning assigned in Section 2.3(1).

(66)           “Payor” has the meaning assigned in Section 2.6(3).

(67)           “Permitted Encumbrances” has the meaning set forth in the Mortgage.

(68)           “Permitted Transfers” means (i) a Transfer of any or all of the Projects to a Controlled Subsidiary that is a Single Purpose Entity and in accordance with the provisions of Section 8.1(2), (ii) so long as the Fund remains a Controlled Subsidiary, a Transfer of the direct or indirect equity interests in the Borrower to the Fund or any direct or indirect subsidiary of the Fund that is a Controlled Subsidiary, (iii) so long as the Borrower remains a Controlled Subsidiary, the Transfer of any direct or indirect ownership interests in, or the admission or withdrawal of any partner, member or shareholder to or from, Borrower’s Member, (iv) following any of the Transfers made pursuant to clauses (i) or (ii) above, and so long as the transferee (pursuant to clause (i) above) remains a Controlled Subsidiary that is a Single Purpose Entity, or the Fund (pursuant to clause (ii) above) remains a Controlled Subsidiary, the Transfer of any direct or indirect ownership interests in such Controlled Subsidiary or the Fund, (v) the Permitted Encumbrances, (vi) any leases affecting any of the Projects in effect as of the Closing Date and any future leases entered into after the Closing Date that are permitted pursuant to the Loan Documents, and/or (vii) any Liens permitted pursuant to the Loan Documents.

(69)           “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

(70)           “Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

(71)           “Prime Rate” means the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal as the rate in effect for corporate loans at large United States money center commercial banks (whether or not such rate has actually been charged by any such bank) from time to time.  If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the prime rate (or base rate) announced by Citibank, New York, New York (whether or not such rate has actually been charged by such bank).  If such bank discontinues the practice of announcing the Prime Rate, the “Prime Rate” shall mean the prime or base rate charged by a large United States commercial bank selected by the Administrative Agent to its most creditworthy large corporate borrowers.

(72)           “Project” means each of the office buildings identified on Exhibit A-1, and all related land, facilities, amenities, fixtures, and personal property owned by Borrower and any improvements now or hereafter located on the real property described in Exhibit A-2; provided, however, the term “Project” shall not include any Project which is released from the Liens, assignments and security interests of the Mortgage pursuant to Section 2.4 hereof from and after the date of such release

(73)           “Proposed Lender” has the meaning assigned in Section 2.7(7).

(74)           “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States of America (or any successor), as the same may be modified and supplemented and in effect from time to time.

(75)           “Regulatory Change” means, with respect to any Lender, any change after the date hereof in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

(76)           “REIT” shall mean Douglas Emmett, Inc., a Maryland corporation.

(77)           Reserved.

(78)           “Requesting Lender” has the meaning assigned in Section 2.7(7).

(79)           “Required Payment” has the meaning assigned in Section 2.6(3).

(80)           “Reserve Requirement” means, for any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Libor Base Rate for any Interest Period for any Eurodollar Loans is to be determined as provided in the definition of “Libor Base Rate” or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans.

(81)           “Restoration Threshold” means, as of any date, $10,000,000.

(82)           “Secondary Market Transaction” has the meaning assigned in Section 12.9(2).

(83)           “Single Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times on and after the date hereof, unless otherwise approved in writing by the Administrative Agent:

(a) does not have and will not have any assets other than (i) the Projects, (ii) those related to the Projects and (iii) any of the Projects (or assets related to Projects) that are released from the Liens, assignments and security interests of the Mortgage pursuant to Section 2.4 hereof; and

(b) has not incurred and will not incur any Debt other than (A) the Loans and (B) trade and operational debt and equipment leases which is (i) incurred in the ordinary course of business, (ii) not more than sixty (60) days past due, (iii) with trade creditors, (iv) in the aggregate, in an amount not to exceed $5,000,000, (v) not evidenced by a note, and (C) non-recourse Debt (which may include “carve outs” for fraud, misrepresentation, misappropriation and environmental matters and other exceptions from non-recourse that are not materially more favorable to such lender than the exceptions from non-recourse set forth in Article 13 or than exceptions from non-recourse that are customary in the real estate finance industry) secured by Liens on Projects (it being understood that such Liens may also include Liens encumbering interest in accounts, rents, lease, management and other contracts, personal property and other items related to the applicable Project) that have been released from the Collateral pursuant to Section 2.4 hereof (which Debt may also be secured by Liens on other real estate projects owned by any direct or indirect subsidiary of the REIT or the Fund), provided that the amount of such Debt (or if there is multiple collateral the applicable allocated loan amount), when incurred, does not exceed seventy percent (70%) of the value of such Projects or other real estate projects, as determined by the lender’s appraisal.  No Debt other than the Loans (and equipment leases permitted herein) may be secured (subordinate or pari passu) by the Projects unless such Project has been released from the Collateral pursuant to Section 2.4 hereof.

(84)           “Site Assessment” means each environmental engineering report for the Projects listed on Schedule 1.1(84) attached hereto.

(85)           “Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom United States Persons may not transact business or must limit their interactions to types approved by OFAC.

(86)           Reserved.

(87)           “State” means the State of California.

(88)           “Stub Interest Period” has the meaning assigned in Section 2.3(1).

(89)           “Subordination of Management Agreement” means each Manager’s Consent and Subordination of Management Agreement, dated the date hereof, by the Manager in favor of the Administrative Agent (on behalf of the Lenders) and relating to the Projects.

(90)           “Taxes” has the meaning assigned in Section 8.2.

(91)           “Type” has the meaning assigned in Section 1.2.

(92)           “UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State; provided, that to the extent that the UCC is used to define any term herein or in any other Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

(93)           “Underwritten NOI” means the amount by which Underwritten Operating Revenues exceed Underwritten Operating Expenses.

(94)           “Underwritten Operating Expenses” means Operating Expenses as determined and adjusted by the Administrative Agent to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Project.

(95)           “Underwritten Operating Revenues” means Operating Revenues as determined and adjusted by the Administrative Agent to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Project.

(96)           “United States Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.

Section 1.2                                Types of Loans.  Loans hereunder are distinguished by “Type”.  The “Type” of a Loan refers to whether such Loan is an Alternate Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type.

ARTICLE 2

LOAN TERMS

Section 2.1                                The Commitments, Loans and Notes.

(1)           Loans.  Each Lender severally agrees, on the terms and conditions of this Agreement, to make a term loan to Borrower in Dollars in a principal amount equal  to but not exceeding the amount of the Commitment of such Lender.  The Loans in the aggregate amount of Three Hundred Eighty Million Dollars and No/100s ($380,000,000.00) shall be funded in one advance and repaid in accordance with this Agreement.  The initial advance of the Loans, in the aggregate amount of Three Hundred Eighty Million Dollars and No/100s ($380,000,000.00), shall be made upon Borrower’s satisfaction of the conditions to the initial advance described in Schedule 2.1.  The Loans are not a revolving credit loan, and Borrower is not entitled to any readvances of any portion of the Loans which it may  prepay pursuant to the provisions of this Agreement.

(2)           Lending Offices.  The Loans of each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

(3)           Several Obligations.  The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(4)           Notes.

(a)           Loan Notes.  The Loans made by each Lender shall be evidenced by a single promissory note of Borrower substantially in the form of Exhibit C, payable to such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b)           Endorsements on Notes.  The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of the Note held by it, endorsed by such Lender on the schedule attached to such Note or any continuation thereof; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note in respect of such Loans.

(c)           Substitution, Exchange and Subdivision of Notes.  No Lender shall be entitled to have its Notes substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except in connection with a permitted assignment of all or any portion of such Lender’s Commitment, Loans and Note pursuant to Sections 12.9(3), 12.10 and 12.24 (and, if requested by any Lender, Borrower agrees to so substitute or exchange any Notes and enter into note splitter agreements in connection therewith provided the original note or notes so substituted or exchanged are delivered to Borrower).

(d)           Loss, Theft, Destruction or Mutilation of Notes.  In the event of the loss, theft or destruction of any Note, upon Borrower’s receipt of a reasonably satisfactory indemnification agreement executed in favor of Borrower by the holder of such Note, or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to Borrower, Borrower shall execute and deliver to such holder a new replacement Note in lieu of the lost, stolen, destroyed or mutilated Note.

(e)           Funding of Loans.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will promptly make such Loans available to Borrowers by wire transfer of immediately available funds to an account in the United States designated by the Borrower.

Section 2.2                                Interest Rate; Late Charge. The outstanding principal balance of the Loans (including any amounts added to principal under the Loan Documents) shall bear interest at a variable rate of interest equal to two percent (2.0%) per annum in excess of the Adjusted Libor Rate (the “Contract Rate”). Subject to the provisions of this Agreement which, in certain instances, require payment of interest at the Alternate Base Rate, so long as no Event of Default exists, such Eurodollar Loans shall automatically Continue from one Interest Period to the next Interest Period.  Interest shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed (including the first day but excluding the last day) during the period for which payable.  If Borrower fails to pay any installment of interest  within five (5) days after the applicable Payment Date , Borrower shall pay to the Administrative Agent (on behalf of the Lenders) a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law, it being understood that the foregoing late charge shall not apply to the payment due on the Maturity Date.  The foregoing late charge is intended to compensate the Administrative Agent and the Lenders for the expenses incident to handling any such delinquent payment and for the losses incurred by the Administrative Agent and the Lenders as a result of such delinquent payment.  Borrower, the Administrative Agent and the Lenders agree that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses the Administrative Agent and the Lenders will incur by reason of late payment.  Borrower, the Administrative Agent and the Lenders further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix.  Acceptance of the late charge shall not constitute a waiver of the default arising from the overdue installment, and shall not prevent the Administrative Agent and the Lenders from exercising any other rights or remedies available to the Administrative Agent and/or the Lenders.  While any Event of Default exists, the Loans shall bear interest at the Default Rate; provided, that during the continuance of an Event of Default the Administrative Agent may suspend the right of Borrower to Continue any Loan as a Eurodollar Loan, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) into Alternate Base Rate Loans and, thereafter, the Default Rate shall be computed using the Alternate Base Rate.

Section 2.3                                Terms of Payment.  The Loans shall be payable as follows:

(1)           Interest.  On the Closing Date, Borrower shall make a payment of interest only (covering the period from the Closing Date through March 31, 2008 (the “Stub Interest Period”).  Commencing on May 1, 2008, and continuing on the first Business Day of each month thereafter through the Maturity Date (each, a “Payment Date”), Borrower shall pay accrued interest on the Loans for the prior Interest Period in accordance with the wire transfer instructions set forth in Schedule 2.3(1) hereto (or such other instructions as the Administrative Agent may from time to time provide by notice to Borrower).

(2)           Reserved.

(3)           Maturity.  On the Maturity Date, Borrower shall pay to the Administrative Agent (on behalf of the Lenders) all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents.

(4)           Prepayment.  Except as otherwise permitted by Section 2.4 below, Borrower may prepay the Loans, in whole but not in part, upon not less than five (5) days prior written notice to the Administrative Agent and without payment of any prepayment premium.  If the Loans are prepaid such prepayment shall be made to the Administrative Agent on the prepayment date specified in the notice to the Administrative Agent pursuant hereto (unless such notice is revoked (or the date of prepayment is postponed) by a further written notice delivered by the Borrower to the Administrative Agent.  Any notice revoking a notice of prepayment (or postponing a previously-specified prepayment date) shall be delivered not less than one (1) Business Day prior to the date of prepayment specified in the notice of prepayment; provided, however, in the event that the Borrower revokes or postpones such notice during the last three (3) Business Days of any Interest Period for a Eurodollar Loan, Borrower shall pay any losses, costs or expenses of Lender that may subsequently result from the early repayment, termination, cancellation or failure of the Borrower to continue any Eurodollar Loan that was to have been automatically continued), and together with (a) the accrued and unpaid interest on the principal amount prepaid and (b) any amounts payable to a Lender pursuant to Section 2.8(5) as a result of such prepayment while a Eurodollar Loan is in effect.  If the Loans are prepaid for any reason (including acceleration), other than casualty or condemnation, Borrower shall pay to the Administrative Agent (on behalf of the Lenders) the amount(s) described in clauses (a) and (b) of the immediately preceding sentence.  The prepayment premiums, if any, required by this Section 2.3(4) are acknowledged by Borrower to be partial compensation to Lenders for the costs of reinvesting the Loan proceeds and for the loss of the contracted rate of return on the Loan.  Furthermore, Borrower acknowledges that the loss that may be sustained by Lenders as a result of such a prepayment by Borrower is not susceptible of precise calculation and the prepayment premium, if any, represents the good faith effort of Borrower and Lenders to compensate Lender for such loss.  By initialing this provision where indicated below, Borrower waives any rights it may have under California Civil Code Section 2954.10, or any successor statute, and Borrower confirms that Lenders’ agreement to make the Loan at the interest rate and on the other terms set forth herein constitutes adequate and valuable consideration, given individual weight by Borrower, for the prepayment provisions set forth in this Section 2.3(4).

______________________

Borrower’s Initials

(5)           Application of Payments.  All payments received by the Administrative Agent under the Loan Documents shall be applied:  (a) first, to any fees and expenses due to the Administrative Agent and the Lenders under the Loan Documents; (b) second, to any Default Rate interest or late charges, if any; (c) third, to accrued and unpaid interest; and (d) fourth, to the principal sum and other amounts due under the Loan Documents; provided, however, that, if an Event of Default exists, the Administrative Agent shall apply such payments in any order or manner as the Administrative Agent shall determine.

(6)           Security.  The Loans shall be secured by the Mortgages creating a first Lien on each of the Projects (subject to the Permitted Encumbrances), the Assignments of Rents and Leases and the other Loan Documents.

Section 2.4                                Release of Properties.  Except as set forth in this Section 2.4, no repayment or prepayment of all or any portion of the Notes (other than the payment of the Loans in full) shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on any Project or other collateral securing the Loans.

(1)           Release of Individual Projects.  Borrower on one or more occasions may obtain, and the Administrative Agent and Lenders shall take such actions as are necessary to effectuate pursuant to this Section 2.4, (a) the release of any Project or Projects from the Lien of the Mortgage thereon (and related Loan Documents) and (b) the release of Borrower’s obligations under the Loan Documents with respect to such Project or Projects (other than those expressly stated to survive repayment, including, but not limited to, those set forth in the Environmental Indemnity Agreement), upon satisfaction of each of the following conditions to the reasonable satisfaction of the Administrative Agent:

(i) Borrower shall remit to the Administrative Agent an amount equal to the Allocated Loan Amount (as such amount may have been reduced by any insurance or condemnation proceeds previously paid to Administrative Agent with respect to such Project and applied to the principal of the Loans in accordance with the terms hereof) for the applicable Project;

(ii) Borrower shall pay to the Administrative Agent all sums, including, but not limited to, interest payments (including accrued interest on the principal amount required to be paid pursuant to clause (i) above ), and all costs due pursuant to subsection 2.8(5) below and subpart (vii) hereof;

(iii) The applicable Project is transferred by Borrower to another Person which is not an Affiliate of Borrower pursuant to a contract of sale that is a bona fide arm's length contract with market-rate terms, or is refinanced subject to the limitations on debt set forth in clause (b) of the definition of Single Purpose Entity;

(iv) Borrower shall submit to the Administrative Agent (on behalf of the Lenders), prior to the date of such release, a release of Lien and related Loan Documents (or, in the case of a Mortgage, a request for reconveyance) for such Project for execution by the Administrative Agent, which the Administrative Agent shall promptly execute and deliver to the Borrower for recordation upon satisfaction of all conditions set forth in this Section 2.4(1).  Such release shall be in a form appropriate in each jurisdiction in which the applicable Project is located and reasonably satisfactory to the Administrative Agent;

(v) So long as the Project known as the “Warner Corporation Center” has not been released in accordance with the terms hereof, then, after giving effect to such release, there shall be at least one Project other than the Project known as the “Warner Corporation Center” remaining as Collateral for the Loan;

(vi) No Potential Default or Event of Default shall have occurred and be continuing on the date of the proposed release or after giving effect thereto;

(vii) Borrower shall pay all actual and reasonable costs and expenses (including reasonable legal fees and disbursements) incurred by Administrative Agent or Lenders in connection with such release; and

(viii) Such release shall be in compliance with all applicable legal requirements, and will not impair or otherwise adversely affect the Liens, security interests and other rights of the Administrative Agent or Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Projects subject to the Loan Documents not being released).

Section 2.5                                Reserved.

Section 2.6                                Reserved.

Section 2.7                                Payments; Pro Rata Treatment; Etc.

(1)           Payments Generally.

(a)           Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by Borrower under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at an account designated by the Administrative Agent by notice to Borrower, not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)           Reserved.

(c)           Forwarding of Payments by Administrative Agent.  Except as otherwise agreed by the Administrative Agent and the Lenders, each payment received by the Administrative Agent under this Agreement  or any Note for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loans or other obligation in respect of which such payment is made.

(d)           Extensions to Next Business Day.  If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

(2)           Pro Rata Treatment.  Except to the extent otherwise provided herein:  (a) each advance of a Loan from the Lenders under Section 2.1(1) shall be made from the Lenders, and any termination of the obligation to make an advance of the Loans shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) except as otherwise provided in Section 2.7(4), Loans shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of Conversions or Continuations of Loans); (c) each payment or prepayment of principal of Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (d) each payment of interest on Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(3)           Non-Receipt of Funds by the Administrative Agent.  Unless the Administrative Agent shall have been notified by a Lender or Borrower (in either case, the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of Borrower) a payment to the Administrative Agent for account of any Lender hereunder (in either case, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (a) the Federal Funds Rate for such day in the case of payments returned to the Administrative Agent by any of the Lenders or (b) the applicable interest rate due hereunder with respect to payments returned by Borrower to the Administrative Agent and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(a)           if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (without duplication of the obligation of Borrower under Section 2.2 to pay interest on the Required Payment at the Default Rate), it being understood that the return by the recipient(s) of the Required Payment to the Administrative Agent shall not limit such obligation of Borrower under Section 2.2 to pay interest at the Default Rate in respect of the Required Payment, and

(b)           if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor and Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to whichever of the rates specified in Section 2.2 is applicable to the Type of such Loan, it being understood that the return by Borrower of the Required Payment to the Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment.

(4)           Sharing of Payments, Etc.

(a)           Right of Set-off.  Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to Borrower), in which case it shall promptly notify Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b)           Sharing.  If any Lender shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders.  To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)           Consent by Borrower.  Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)           Rights of Lenders; Bankruptcy.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.7(4) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.7(4) to share in the benefits of any recovery on such secured claim.

(e)           GECC Sole Lender.  Notwithstanding any provisions of this Agreement to the contrary, it is acknowledged and agreed that GECC will be the Administrative Agent and sole Lender during the term of the Loans.

Section 2.8                                Yield Protection; Etc.

(1)           Additional Costs.

(a)           Costs of Making or Maintaining Eurodollar Loans.  Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)           shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any new or increased tax, duty or other charge in respect of such Loans or its Note or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any of such Loans (excluding income, franchise, gross receipts or similar taxes and changes in the rate of tax on the overall net income of such Lender or of such Applicable Lending Office by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

(ii)           imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement used in the determination of the Adjusted Libor Rate for any Interest Period for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of “Libor Base Rate”), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or

(iii)           imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or its Commitment.

If any Lender requests compensation from Borrower under this paragraph (a), Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue Eurodollar Loans, or to Convert Loans into Eurodollar Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 2.8(4) shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b)           Costs Attributable to Regulatory Change or Risk-Based Capital Guidelines.  Without limiting the effect of the foregoing provisions of this Section 2.8(1) (but without duplication), Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance of the Eurodollar Loans hereunder by such Lender (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord, of capital in respect of its Commitment or Eurodollar Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request).

(c)           Notification and Certification.  Each Lender shall notify Borrower of any event occurring after the date hereof entitling such Lender to compensation under paragraph (a) or (b) of this Section 2.8(1) as promptly as practicable, but in any event within 45 days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.8(1) in respect of any costs resulting from such event, only be entitled to payment under this Section 2.8(1) for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender (if not a United Stated Person) shall have no obligation to designate an Applicable Lending Office located in the United States of America.  Each Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (b) of this Section 2.8(1).  Determinations and allocations by any Lender for purposes of this Section 2.8(1) of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 2.8(1), or of the effect of capital maintained pursuant to paragraph (b) of this Section 2.8(1), on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 2.8(1), shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis.  Notwithstanding anything to the contrary contained herein, it shall be a condition to the Borrower’s obligation to pay compensation under this Section 2.8(1) that such compensation requirements are also being imposed on substantially all other similar classes or categories of commercial loans or commitments of such Lender similarly affected by the Regulatory Change and the other guidelines and requirements referred to in this Section 2.8(1).

(2)           Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Libor Base Rate for any Interest Period for any Eurodollar Loan:

(a)           after making reasonable efforts, the Administrative Agent determines, which determination shall be conclusive absent manifest error, that, as a result of circumstances arising after the Closing Date, quotations of interest rates for the relevant deposits referred to in the definition of Libor Base Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or

(b)           the Majority Lenders determine, which determination shall be conclusive absent manifest error, and notify the Administrative Agent that, as a result of circumstances arising after the Closing Date, the relevant rates of interest referred to in the definition of Libor Base Rate upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Lenders of making or maintaining Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, to Continue Eurodollar Loans or to Convert Loans of any other Type into Eurodollar Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or such Loans shall be automatically Converted into Alternate Base Rate Loans.

(3)           Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 2.8(4) shall be applicable).

(4)           Treatment of Affected Loans.  If the obligation of any Lender to make Eurodollar Loans or to Continue, or to Convert Alternate Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 2.8(1) or 2.8(3), such Lender’s Loans shall be automatically Converted into Alternate Base Rate Loans on the last day(s) of the then current Interest Period(s) for Loans (or, in the case of a Conversion resulting from a circumstance described in Section 2.8(3), on such earlier date as such Lender may specify to Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.8(1) or 2.8(3) that gave rise to such Conversion no longer exist:

(a)           to the extent that such Lender’s Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Loans shall be applied instead to its Alternate Base Rate Loans; and

(b)           all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Alternate Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Alternate Base Rate Loans.

If such Lender gives notice to Borrower with a copy to the Administrative Agent that the circumstances specified in Section 2.8(1) or 2.8(3) that gave rise to the Conversion of such Lender’s Loans pursuant to this Section 2.8(4) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Alternate Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Alternate Base Rate Loans and Eurodollar Loans are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

(5)           Compensation.  Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any actual out-of-pocket  cost or expense that such Lender determines is attributable to any payment, prepayment or Conversion of a Eurodollar Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to the Administrative Agent’s or the Lenders’ rights referred to in Article 10) on a date other than the last day of the Interest Period for such Loan.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender), or if such Lender shall cease to make such bids, the equivalent rate, as reasonably determined by such Lender, derived from Page 3750 of the Dow Jones Markets (Telerate) Service or other publicly available source as described in the definition of Libor Base Rate.

(6)           United States Taxes.

(a)           Gross-up for Deduction or Withholding of United States Taxes.  Borrower agrees to pay to each Lender that is not a United States Person such additional amounts as are necessary in order that the net payment of any amount due to such non-United States Person hereunder after deduction for or withholding in respect of any United States Taxes imposed with respect to such payment (or in lieu thereof, payment of such United States Taxes by such non-United States Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

(i)           to any payment to any Lender hereunder unless such Lender is, on the date hereof (or on the date it becomes a Lender hereunder as provided in Section 12.24(2)) and on the date of any change in the Applicable Lending Office of such Lender, either entitled to submit a Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form W-8ECI (relating to all interest to be received by such Lender hereunder in respect of the Loans), or

(ii)           to any United States Taxes imposed solely by reason of the failure by such non-United States Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-United States Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such United States Taxes.

For the purposes hereof, (A) “United States Person” means a citizen, national or resident of the United States of America, a corporation, limited liability company, partnership or other entity created or organized in or under any laws of the United States of America or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (B) “United States Taxes” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, (C) ”Form W-8BEN” means Form W-8BEN of the Department of the Treasury of the United States of America and (D) ”Form W-8ECI” means Form W-8ECI of the Department of the Treasury of the United States of America.  Each of the Forms referred to in the foregoing clauses (C) and (D) shall include such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates.

(b)           Evidence of Deduction, Etc.  Within 30 days after paying any amount to the Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to the Administrative Agent for delivery to such non-United States Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).

(7)           Replacement of Lenders.  If any Lender requests compensation pursuant to Section 2.8(1) or 2.8(6), or any Lender’s obligation to Continue Loans of any Type, or to Convert Loans of any Type into the other Type of Loan, shall be suspended pursuant to Section 2.8(2) or 2.8(3) (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), Borrower, upon three Business Days notice, may require that such Requesting Lender transfer all of its right, title and interest under this Agreement and such Requesting Lender’s Note to any bank or other financial institution (a “Proposed Lender”) identified by Borrower that is satisfactory to the Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans, together with interest thereon to the date of such purchase (to the extent not paid by Borrower), and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts accrued and payable hereunder to such Requesting Lender as of the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 2.8(5) as if all of such Requesting Lender’s Loans were being prepaid in full on such date) and (ii) if such Requesting Lender has requested compensation pursuant to Section 2.8(1) or 2.8(6), such Proposed Lender’s aggregate requested compensation, if any, pursuant to Section 2.8(1) or 2.8(6) with respect to such Requesting Lender’s Loans is lower than that of the Requesting Lender.  Subject to the provisions of Section 12.24(2), such Proposed Lender shall be a “Lender” for all purposes hereunder.  Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements of Borrower contained in Sections 2.8(1), 2.8(6) and 12.5 (without duplication of any payments made to such Requesting Lender by Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 2.8(7) with respect to the time prior to such replacement.

ARTICLE 3

INSURANCE AND CONDEMNATION

Section 3.1                                Insurance.  Borrower shall maintain insurance as follows:

(1)           Casualty; Business Interruption.  Borrower shall keep the Projects insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction), and shall maintain boiler and machinery, earthquake, acts of domestic and foreign terrorism endorsement coverage and such other casualty insurance as reasonably required by the Administrative Agent.  The Administrative Agent reserves the right to require from time to time the following additional insurance:  flood, windstorm and/or building law or ordinance.  Borrower shall keep the Projects insured against loss by flood if such Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of (a) the Allocated Loan Amount for such Projects or (b) the maximum limit of coverage available under said acts.  Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration.  Borrower shall maintain business interruption insurance, including use and occupancy, rental income loss and extra expense, against all periods covered by Borrower’s property insurance for a limit equal to twelve (12) calendar months’ exposure, all without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction.  Borrower shall maintain earthquake insurance and terrorism coverage in such amounts and with such coverages and deductibles as are then being maintained with respect to institutionally-owned “Class A” office buildings in the market where the properties are located.  Borrower shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to the Administrative Agent in all respects.  The proceeds of insurance paid on account of any damage or destruction to the Projects in excess of the Restoration Threshold shall be paid to the Administrative Agent to be applied as provided in Section 3.2.

(2)           Liability.  Borrower shall maintain (a) commercial general liability insurance with respect to the Projects providing for limits of liability of not less than $5,000,000 for both injury to or death of a person and for property damage per occurrence; (b) worker’s compensation insurance to statutory limits (but in no event less than $1,000,000), and employer’s liability insurance covering employees at the Projects employed by Borrower or Manager (to the extent required, and in the amounts required by applicable laws); (c) umbrella liability on a following-form basis with limits of $1,000,000 per occurrence and annual aggregate; (d) at all times during which structural construction, repairs or alterations are being made with respect to the improvements, and only if or to the extent such coverage is not provided through the other insurance maintained by or for the benefit of the Borrower, builder’s risk insurance, as applicable, in amounts and with coverages reasonably required by Administrative Agent; and (e) other liability insurance as reasonably required by the Administrative Agent.

(3)           Form and Quality.  All insurance policies shall be endorsed in form and substance acceptable to the Administrative Agent to name the Administrative Agent (on behalf of the Lenders) as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to the Administrative Agent, without contribution, under a standard New York (or local equivalent) mortgagee clause.  All such insurance policies and endorsements shall be fully paid for, shall be issued by appropriately licensed insurance companies acceptable to the Administrative Agent with a rating of “A-VII” or better as established by A.M. Best’s Rating Guide, and shall be in such form, and shall contain such provisions, deductibles (with no increased deductible for acts of terrorism or other specified action/inaction) and expiration dates, as are acceptable to the Administrative Agent.  Notwithstanding anything to the contrary contained herein, the insurance carried by Borrower as of the Closing Date is hereby accepted by Administrative Agent as satisfying the requirements of this Section 3.1, absent any changes in circumstances; provided, however, that Borrower shall not reduce any existing insurance coverages (i) with respect to earthquake insurance and terrorism coverage to less than such amounts and such coverages and deductibles as are then being maintained with respect to institutionally-owned “Class A” office buildings in the market where the Projects are located, or (ii) to include insurance carriers rated lower than A(Minus)/VII (7), or (iii) to have rental loss insurance for a period shorter than one year.  Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days' prior written notice of intention of non-renewal, cancellation or material change to the Administrative Agent and that no act or thing done by Borrower shall invalidate any policy as against the Administrative Agent or any Lender.  Blanket policies shall be permitted only if the Administrative Agent receives appropriate endorsements and/or duplicate policies containing the Administrative Agent’s right to continue (for the benefit of the Lenders) coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies.  If Borrower fails to maintain insurance in compliance with this Section 3.1, the Administrative Agent may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse the Administrative Agent for all expenses incurred in connection therewith.

(4)           Assignment.  Borrower shall assign Borrower’s interest in the policies or proofs of insurance to the Administrative Agent (for the benefit of the Lenders), in such manner and form that the Administrative Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan.  Borrower shall deliver copies of all original policies certified to the Administrative Agent by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder.  If Borrower elects to obtain any insurance for the Projects which is not required under this Agreement all related insurance policies shall be endorsed in compliance with Section 3.1(3), and such additional insurance shall not be canceled without prior notice to the Administrative Agent.  From time to time upon the Administrative Agent’s request, Borrower shall identify to the Administrative Agent all insurance maintained by Borrower with respect to the Projects.  The proceeds of insurance policies coming into the possession of the Administrative Agent shall not be deemed trust funds, and the Administrative Agent shall be entitled to apply such proceeds as herein provided.

(5)           Adjustments.  Borrower shall give prompt written notice of any loss exceeding $1,000,000 to the insurance carrier and to the Administrative Agent.  Without the Administrative Agent’s prior consent which shall not be unreasonably withheld or delayed, Borrower shall not agree to any insurance adjustment, compromise or settlement in excess of $10,000,000, it being understood that Borrower may adjust, compromise or settle claims, and directly collect the insurance proceeds, for claims not in excess of $10,000,000.  With respect to claims in excess of $10,000,000, the Administrative Agent may participate in any such proceeding (not to the exclusion of Borrower), and may make proof of loss, adjust and compromise any such claim under Borrower’s insurance policies, and  appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds on account of such claim, and to deduct therefrom the Administrative Agent’s reasonable expenses incurred in the collection of such proceeds.  Nothing contained in this Section 3.1(5), however, shall require the Administrative Agent to incur any expense or take any action hereunder.

Section 3.2                                Use and Application of Insurance Proceeds. The Administrative Agent shall apply (or permit Borrower to apply) insurance proceeds to costs of restoring a Project or the Loans as follows:

(1)           if the loss is less than or equal to the Restoration Threshold, Borrower may directly collect and apply the insurance proceeds for restoration provided (a) no Event of Default or Potential Default exists, and (b) Borrower promptly commences and is diligently pursuing restoration of such Project;

(2)           if the loss exceeds the Restoration Threshold the Administrative Agent shall apply the insurance proceeds to restoration provided that at all times during such restoration (a) no Event of Default or Potential Default exists; (b) the Administrative Agent determines that there are sufficient funds available to restore and repair the Project to its condition prior to the casualty or to such other condition approved by the Administrative Agent; (c) the Administrative Agent determines that the Net Operating Income of the subject Project during restoration together with the Net Operating Income of the other Projects will be sufficient to pay Debt Service;  (d) the Administrative Agent determines that restoration and repair of the Project to its condition prior to the casualty or to such other  condition approved by the Administrative Agent will be completed within six months after the date of loss or casualty and in any event thirty (30)  days prior to the Maturity Date; (e) Borrower promptly commences and is diligently pursuing restoration of the Project; and (f) the Project after the restoration will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances;

(3)           if the conditions set forth above are not satisfied, in the Administrative Agent’s sole but reasonable discretion, the Administrative Agent may (subject to the approval of the Majority Lenders) apply any insurance proceeds it may receive to the payment of the amounts owing under the Loan Documents in such order and manner as the Administrative Agent in its sole discretion determines (and provided there is a  concomitant reduction in the Allocated Loan Amount for such Project) or allow all or a portion of such proceeds to be used for the restoration of the Project; and

(4)           insurance proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances, including, as applicable, the advance conditions under Schedule 2.1.  Any insurance proceeds remaining after payment of all restoration costs shall be applied by the Administrative Agent to the outstanding principal balance of the Loans or, at the Administrative Agent’s sole option, remitted to Borrower.

Section 3.3                                Condemnation Awards.  Borrower shall promptly notify the Administrative Agent of the institution of any proceeding for the condemnation or other taking of the Project or any portion thereof.  The Administrative Agent may participate in any such proceeding and Borrower will deliver to the Administrative Agent all instruments necessary or required by the Administrative Agent to permit such participation.  Without the Administrative Agent’s prior consent (subject to the approval of the Majority Lenders), Borrower (1) shall not agree to any compensation or award, and (2) shall not take any action or fail to take any action which would cause the compensation to be determined.  All awards and compensation for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to the Administrative Agent.  Borrower authorizes the Administrative Agent to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in the Administrative Agent’s sole discretion (which the Administrative Agent shall exercise at the direction of the Majority Lenders) to apply the same toward the payment of the Loans (provided there is a concomitant reduction in the Allocated Loan Amount for such Project), notwithstanding that the Loans may not then be due and payable, or to the restoration of the Project; however, if the award is less than or equal to the $50,000, and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, the Administrative Agent will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default.  Borrower, upon request by the Administrative Agent, shall execute all instruments requested to confirm the assignment of the awards and compensation to the Administrative Agent, free and clear of all Liens.

ARTICLE 4

ENVIRONMENTAL MATTERS

Section 4.1                                Reserved.

Section 4.2                                Covenants on Environmental Matters.

(1)           Borrower shall (a) comply with applicable Environmental Laws; (b) notify the Administrative Agent promptly upon Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting any Project; (c) promptly remove such Hazardous Materials and remediate any Project in  compliance with applicable Environmental Laws and in accordance with the recommendations and specifications of an independent environmental consultant approved by the Administrative Agent to the extent such recommendations and specifications are necessary to comply with applicable Environmental Laws; and (d) promptly forward to the Administrative Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect any Project or Borrower.

(2)           Borrower shall not cause, shall prohibit any other Person within the control of Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from causing (a) any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about any Project or the transportation of any Hazardous Materials to or from any Project (except for cleaning and other products used in connection with the routine maintenance or repair of a Project in  compliance with applicable Environmental Laws), (b) any underground storage tanks to be installed at any Project, or (c) any activity that requires a permit or other authorization under Environmental Laws to be conducted at any Project unless such activity is currently conducted pursuant to such permit or authorization.

(3)           If the Administrative Agent has a reasonable suspicion that a release of Hazardous Materials has occurred at or near any Project after the Closing Date, Borrower shall provide to the Administrative Agent, at Borrower’s expense promptly upon the written request of the Administrative Agent , a Site Assessment or, if required by the Administrative Agent, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within any Project.

Section 4.3                                Allocation of Risks and Indemnity.  As between Borrower, the Administrative Agent and the Lenders, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting any Project, shall lie solely with Borrower.  Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by  applicable Environmental Law.  Borrower shall at all times indemnify, defend and hold the Administrative Agent and the Lenders harmless from and against any and all claims, suits, actions, debts, damages, losses, liabilities, litigations, judgments, charges, costs and expenses (including reasonable costs of defense), of any nature whatsoever proffered or incurred by the Administrative Agent and/or the Lenders, whether as mortgagee or beneficiary under the Mortgage, as mortgagee in possession, or as successor-in-interest to Borrower by foreclosure deed or deed in lieu of foreclosure, and whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent or comparative negligence of the Administrative Agent and the Lenders, under or on account of the Environmental Laws, including the assertion of any Lien thereunder, with respect to:  (1) a breach of any representation, warranty or covenant of Borrower contained in this Article 4; (2) any acts performed by the Administrative Agent or any Lender pursuant to the provisions of this Article 4; (3) any discharge of Hazardous Materials, the threat of discharge of any Hazardous Materials or the storage or presence of any Hazardous Materials affecting any Project whether or not the same originates or emanates from such Project or any contiguous real estate, including any loss of value of such Project as a result of the foregoing (but Borrower shall not be responsible for any such loss or diminution in value if the Loans have been repaid); (4) any costs of removal or remedial action incurred by the United States Government or any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws; (5) liability for personal injury or property damage arising under any statutory or common law tort theory, including without limitation damages assessed for the maintenance of a public or private nuisance or for the carrying on of an abnormally dangerous activity at, upon, under or within any Project; and/or (6) any other environmental matter affecting any Project within the jurisdiction of the Environmental Protection Agency, any other federal agency or any state or local environmental agency.  The foregoing notwithstanding, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, suits, actions, debts, damages, litigations, judgments, charges, cost or expense results solely from the Administrative Agent’s or any Lender’s gross negligence or willful misconduct.  Borrower’s obligations under this Section 4.4 shall arise upon the discovery of the presence of any Hazardous Material subject to indemnification hereunder, whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Material and shall continue notwithstanding the repayment of the Loans or any transfer or sale of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise).  Notwithstanding the foregoing, , Borrower shall not be liable under this Section 4.3 to the extent such loss, liability, damage, claim, suits, actions, debts, damages, litigations, judgments, charges, cost or expense arise out of, relate to or result from either (A) Hazardous Materials existing on, in, under or about any of the Projects as of the Closing Date or (B)  events or conditions caused or created by the Administrative Agent and first existing after the Administrative Agent acquires title to the Project by foreclosure or acceptance of a deed in lieu thereof..

Section 4.4                                Lender’s Right to Protect Collateral.  If (1) any discharge of Hazardous Materials or the threat of a discharge of Hazardous Material affecting any Project occurs after the Closing Date, whether originating or emanating from such Project or any contiguous real estate, and/or (2) Borrower fails to comply with any applicable Environmental Laws or related regulations, the Administrative Agent may at its election, but without the obligation so to do, give such notices and/or cause such work to be performed at such Project and/or take any and all other actions as the Administrative Agent shall deem necessary or advisable in order to abate the discharge of any Hazardous Material, remove the Hazardous Material or cure Borrower’s noncompliance.

Section 4.5                                No Waiver.  Notwithstanding any provision in this Article 4 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, the Administrative Agent and the Lenders do not waive and expressly reserve all rights and benefits now or hereafter accruing to the Administrative Agent and/or any Lenders under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended.  No action taken by the Administrative Agent and/or any Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception”.

ARTICLE 5

LEASING MATTERS

Section 5.1                                Reserved.

Section 5.2                                Standard Lease Form; Approval Rights.  All leases and other rental arrangements in effect on the Closing Date are in all respects  approved by the Administrative Agent.  Except as provided herein, all future leases shall be on a standard lease form approved by the Administrative Agent with no modifications (except as approved by the Administrative Agent).  Such lease form shall provide that the tenant shall attorn to the Administrative Agent (on behalf of the Lenders).  Borrower shall hold, in trust, all tenant security deposits , and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Borrower.  Within ten (10) days after the Administrative Agent’s request, Borrower shall furnish to the Administrative Agent a statement of all tenant security deposits, and copies of all leases not previously delivered to the Administrative Agent, certified by Borrower as being true and correct.  Notwithstanding anything to the contrary contained herein or in the Loan Documents, Borrower shall have the right to enter into, renew, amend, cancel, terminate or otherwise modify any lease without the Administrative Agent’s approval, provided such lease is not a Major Lease.  .  If Administrative Agent’s approval is required for the execution, amendment, or mutual termination of any lease pursuant to this Section 5.2, the Borrower shall deliver to the Administrative Agent the following information (collectively, the “Lease Approval Package”):  (i) the identity of the proposed tenant; (ii) such information with respect to the prospective tenant as shall permit the Administrative Agent to assess such proposed tenant’s business, character and creditworthiness; and (iii) a draft of the proposed lease or lease modification and a summary of the material terms of such lease or modification .  Within five (5) Business Days after the Administrative Agent shall have received a Lease Approval Package, the Administrative Agent shall either consent or refuse to consent to such Lease Approval Package.  If the Administrative Agent shall fail to respond within such five (5) Business Day period, the Administrative Agent shall be deemed to have consented to such proposed lease or lease modification.   Any lease of space within a Project that, when combined with all other space in the Project leased to the same tenant or to any affiliate of such tenant, exceeds 30,000 rentable square feet is referred to herein as a “Major Lease.”

Section 5.3                                Covenants.  Borrower (1) shall perform the material obligations which Borrower is required to perform under the leases; (2) shall enforce the material obligations to be performed by the tenants; (3) shall promptly furnish to the Administrative Agent any notice of default or termination received by Borrower from any tenant under a Major Lease, and any notice of default or termination given by Borrower to any tenant under a Major Lease; (4) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two month’s rent escalations, percentage rents and estimated payments of operating expenses, taxes and other pass-throughs paid by tenants pursuant to their leases; (5) shall not enter into any ground lease or master lease of any part of the Project; (6) shall not further assign or encumber any lease while such Project remains security for the Loans; (7) shall not, except with the Administrative Agent’s prior written consent or as otherwise permitted pursuant to the Loan Documents, cancel or accept surrender or termination of any lease; and (8) shall not, except with the Administrative Agent’s prior written consent, modify or amend any Major Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the lease), and any action in violation of clauses (5), (6), (7), and (8) of this Section 5.3 shall be void at the election of the Administrative Agent.

Section 5.4                                Subordination Agreements.  With respect to leases approved by the Administrative Agent, the Administrative Agent (on behalf of the Lenders) shall, if requested by the Borrower, and as a condition to a tenant’s obligation to subordinate its lease (if necessary or if requested by the Borrower), or attorn, enter into a subordination and non-disturbance agreement with such tenant on the Administrative Agent’s normal form (with such commercially reasonable changes thereto as may be requested by such tenant).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent and the Lenders as of the date hereof that:

Section 6.1                                Organization and Power.  Borrower, each Borrower Party and Borrower’s Member is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with legal requirements applicable to doing business in the State.  Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Internal Revenue Code.  The organizational chart for Borrower in Schedule 6.1 accurately reflects the ownership structure of Borrower and its constituent entities as of the date hereof.  Borrower’s and each Borrower Party’s name as it appears in official filings in the state of its incorporation or other organization, the type of entity of Borrower and each Borrower Party (including corporation, partnership, limited partnership or limited liability company), organizational identification number issued by Borrower’s  state of incorporation or organization or a statement that no such number has been issued, Borrower’s and each Borrower Party’s state of organization or incorporation, Borrower’s and each Borrower Party’s chief executive office, other offices, and all premises (other than the Projects) where Collateral is stored or located are set forth on Schedule 6.1 attached hereto or in the “Address for Notice” area below Borrower’s signature hereto.  Borrower and each Borrower Party has only one state of incorporation or organization, which is set forth in Schedule 6.1.  All other information regarding Borrower and each Borrower Party contained in Schedule 6.1 is true and correct as of the Closing Date.

Section 6.2                                Validity of Loan Documents.  The execution, delivery and performance by Borrower of the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (2) will not violate any law or result in the imposition of any Lien upon the assets of any such party, except as contemplated by the Loan Documents.  The Loan Documents constitute the legal, valid and binding obligations of Borrower , enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights and the application of equitable principles.

Section 6.3                                Liabilities; Litigation; Other Secured Loan Transactions.

(1)           The financial statements, to the extent, if any, that are delivered by Borrower and each Borrower Party to Administrative Agent are true and correct in all material respects as of the date or dates thereof with no significant change since the date of preparation.  Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting Borrower, or, to Borrower’s knowledge, the Projects except for Borrower’s obligations under the Loan Documents and liabilities relating to the Projects.  Except as disclosed in such financial statements or in the litigation searches provided to the Administrative Agent (or its counsel) prior to the Closing Date, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or threatened in writing against the Project, Borrower or any Borrower Party which if adversely determined could have a material adverse effect on such party, any of the Projects or the Loans.

(2)           Borrower is not, and has not been, bound (whether as a result of a merger or otherwise) as a debtor under a pledge or security agreement entered into by another Person, which has not heretofore been terminated.

Section 6.4                                Reserved.

Section 6.5                                Other Agreements; Defaults.  Borrower is not a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect any Project or the business, operations, or condition (financial or otherwise) of Borrower .  Borrower is not in violation of any agreement which violation would have an adverse effect on any Project or Borrower, or  Borrower’s  business, properties, or assets, operations or condition, financial or otherwise.

Section 6.6                                Compliance with Law.  Borrower and each Borrower Party have all requisite licenses, permits, franchises and qualifications to own its interest  in the Projects and carry on its respective business.

Section 6.7                                Location of Borrower.  Borrower’s principal place of business and chief executive offices are located at the address identified in the “Address for Notice” area below Borrower’s signature hereto.

Section 6.8                                ERISA.

(1) As of the Closing Date and throughout the term of the Loan, (a) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, and (b) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA; and

(2) As of the Closing Date and throughout the term of the Loan Borrower is not and will not be a “governmental plan” within the meaning of Section 3(3) of ERISA.

Section 6.9                                Margin Stock.  No part of proceeds of the Loans will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 6.10                                Tax Filings.  Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and each Borrower Party, respectively.

Section 6.11                                Solvency. Giving effect to the Loans, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loans, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loans, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loans will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).  Except as expressly disclosed to the Administrative Agent in writing, no petition in bankruptcy has been filed by or against Borrower or any Borrower Party in the last seven (7) years, and neither Borrower nor any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 6.12                                Full and Accurate Disclosure.  No statement of fact made by or on behalf of Borrower or any  Borrower Party in this Agreement or in any of the other Loan Documents or in any certificate, statement or questionnaire delivered by Borrower or any Borrower Party in connection with the Loans contains any untrue statement of a material fact known to Borrower or any  Borrower Party or omits to state any material fact known to Borrower or any  Borrower Party that is necessary to make statements contained herein or therein not misleading.  There is no fact presently known to Borrower or any Borrower Party which has not been disclosed to the Administrative Agent which adversely affects, nor as far as Borrower can foresee, might adversely affect, the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party.  All information supplied by Borrower to the Administrative Agent with respect to any of the Collateral is, to Borrowers’ knowledge, accurate and complete in all material respects.  All evidence of Borrower’s and each Borrower Party’s identity provided to Lender is genuine, and all related information is accurate.

Section 6.13                                Single Purpose Entity.  Borrower is and has at all times since its formation been a Single Purpose Entity.

Section 6.14                                Management Agreement.  The Management Agreements identified in Schedule 6.14 attached hereto are the only management agreements in existence with respect to the operation or management of the Projects.  The copies of the Management Agreements delivered to the Administrative Agent are true and correct copies, and such agreements have not been amended or modified.  Neither party to any such agreement is in default under such agreement and the Manager has no defense, offset right or other right to withhold performance under or terminate any such agreement.

Section 6.15                                No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

Section 6.16                                Title.  To Borrower’s knowledge, Borrower has, on the Closing Date, good, marketable and insurable title the portion of the Projects consisting of real property, and to Borrower’s knowledge such title is free and clear of all Liens whatsoever, except for the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and has rights and the power to transfer each item of Collateral upon which it purports to grant a Lien under the Mortgages or any of the other Loan Documents.  The Mortgages create (and upon the recordation thereof and of any related financing statements there will be perfected) (1) a valid Lien on the Projects, subject only to Permitted Encumbrances and (2) valid security interests in and to, and collateral assignments of, all personality (including the leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.  There are no claims for payment for work, labor or materials affecting the Projects contracted for by Borrower which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

Section 6.17                                Reserved.

Section 6.18                                Reserved.

Section 6.19                                Insurance.  Borrower has obtained and has delivered to the Administrative Agent certified copies of (or certificates of insurance with respect to ) all of the insurance policies for the Projects reflecting the insurance coverages, amounts and other insurance requirements required by  this Agreement.  No claims have been made under any such policy with respect to the Projects, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

Section 6.20                                Reserved.

Section 6.21                                Reserved.

Section 6.22                                Reserved.

Section 6.23                                Reserved.

Section 6.24                                Reserved.

Section 6.25                                Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable legal requirements currently in effect in connection with the transfer of each Project to Borrower or any transfer of a controlling interest in Borrower have been paid or will be paid on the Closing Date.

Section 6.26                                Investment Company Act.  Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

ARTICLE 7

FINANCIAL REPORTING

Section 7.1                                Financial Statements Quarterly Reports.  Within the earlier of  five (5) Business Days after the Form 10-Q of the REIT for any fiscal quarter becomes publicly available (or, in the case of clause (ii), (iii) and (iv) below, within sixty (60) days following the end of such fiscal quarter) , the Borrower shall furnish to the Administrative Agent the following:  (i) the most recent Form 10-Q of the REIT (which may be delivered by posting it on the REIT’s website), (ii) a summary of operating results for each of the Projects as of the end of the current quarter for the year-to-date, (iii) an unaudited balance sheet and income statement for  Borrower as of the end of the current quarter for the year-to-date (which may be consolidated provided that such financial statements contain notes identifying each item on such financial statements that is attributable to such Borrower or the Projects) and (iv) an updated rent roll for each of the Projects.

(1)           Annual Reports.  Within  five (5) Business Days after the annual Form 10-K of the REIT for fiscal year 2008 becomes publicly available (or, in the case of clause (ii), (iii) and (iv) below, within one hundred (100) days following the end of such fiscal year), the Borrower shall furnish to the Administrative Agent the following:  (i) the annual Form 10-K of the REIT (which may be delivered by posting it on the REIT’s website), (ii) an annual summary of operating results for each of the Projects for such year, (iii) an unaudited balance sheet and income statement for such year for  Borrower (which may be consolidated provided that such financial statements contain notes identifying each item on such financial statements that is attributable to such Borrower or the Projects) and (iv) an updated rent roll for each of the Projects.

(2)           Certification; Supporting Documentation.  Each quarterly financial statement required hereunder shall be in scope and detail reasonably satisfactory to the Administrative Agent and certified by the chief financial representative of Borrower’s Manager.

Section 7.2                                Accounting Principles.  All financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied from year to year.

Section 7.3                                Other Information.  Borrower shall deliver to the Administrative Agent such additional information regarding Borrower, its business, and the Projects within thirty (30) days after the Administrative Agent’s reasonable request therefor.

Section 7.4                                Audits.  Borrower shall permit the Administrative Agent and the Administrative Agent’s agents and consultants to examine such records, books and papers of Borrower which reflect upon its financial condition, the income and expenses relative to the Projects and the representations set forth in Article 9.

ARTICLE 8

COVENANTS

Borrower covenants and agrees with the Administrative Agent and the Lenders as follows:

Section 8.1                                Due on Sale and Encumbrance; Transfers of Interests.

(1)           Except for Permitted Transfers, without the prior written consent of the Administrative Agent and the Lenders (to the extent required under Section 12.2), no Transfer shall occur or be permitted, nor shall Borrower enter into any easement or other agreement granting rights in or restricting the use or development of the Project;

(2)           Without limiting the foregoing, the conveyance of all of the Projects (or all of the Projects owned by Borrower) to a Controlled Subsidiary which is a Single Purpose Entity and which assumes all of the obligations of the Borrower under the Loan Documents in form and substance satisfactory to the Administrative Agent and in recordable form shall be permitted subject to the following terms and conditions:

(a)           the Controlled Subsidiary and the general partner, manager or managing member of such Controlled Subsidiary, after giving effect to such Transfer, is in compliance with all of the covenants of the Borrower  or any Borrower Party (as applicable) contained in the Loan Documents  (with all references herein to “Borrower” to mean such Controlled Subsidiary, and all references herein to “Borrower’s Manager” to mean  any general partner, manager or managing member of the Controlled Subsidiary;

(b)           no Potential Default or Event of Default is then existing or would result therefrom;

(c)           upon the transfer of such Projects to such Controlled Subsidiary, such Controlled Subsidiary, and the general partner, manager or managing member of such Controlled Subsidiary are in compliance in all material respects with all of the representations and warranties of the Borrower or applicable to the Borrower’s Manager  contained herein and in the other Loan Documents (after giving effect to the modifications reflecting the identity of the transferee resulting from such transfer)  (with all references herein to “Borrower” to mean such Controlled Subsidiary, and all references herein to “Borrower’s Manager” to mean  any general partner, manager or managing member of the Controlled Subsidiary);

(d)           such Projects shall be managed by the REIT or any property management company owned or controlled directly or indirectly by the REIT;

(e)           prior to such Transfer, the Administrative Agent shall have received notice of the proposed transferee and, within thirty (30) days after the date of such Transfer, the Administrative Agent shall have received copies of the Organizational Documents of such Controlled Subsidiary and the general partner, manager or managing member of such Controlled Subsidiary;

(f)           concurrently with such Transfer, the Administrative Agent shall have received such endorsements to the Title Policies insuring  the continued priority of the Liens of the applicable Mortgages after giving effect to the delivery by such entity of the assumption agreement referred to above (subject only to Permitted Encumbrances), in form and substance satisfactory to the Administrative Agent;

(g)           the assumption agreement to be entered into by the Borrower and the Controlled Subsidiary  shall include such modifications to this Agreement and the other Loan Documents as the Administrative Agent may reasonably require, including, without limitation, such modifications to the covenants and other provisions that are contained herein and that relate to the Borrower or Borrower’s Manager, as shall be deemed necessary by the Administrative Agent to allocate to the Controlled Subsidiary and its general partner or manager responsibility for the performance of the covenants of, and satisfaction of the other provisions set forth herein that relate to, the Borrower or Borrower’s Manager; and

(h)           upon compliance with the foregoing requirements in this Section 8.1(2) in connection with such Transfer, the Borrower, shall be released from its obligations under the Loan Documents arising from and after such Transfer, but such release shall not limit the obligations of the Borrower to comply with any requirements applicable to it (if any) in other capacities (including, without limitation, in capacities such as the general partner, managing member or manager of such Controlled Subsidiary).

As used in this Agreement, “Transfer” shall mean any direct or indirect sale, transfer, conveyance, installment sale, master lease, mortgage, pledge, encumbrance, grant of Lien or other interest, license, lease, alienation or assignment, whether voluntary or involuntary, of all or any portion of the direct or indirect legal or beneficial ownership of, or any interest in (a) the Project or any part thereof, or (b) Borrower, including any agreement to transfer or cede to another Person any voting, management or approval rights, or any other rights, appurtenant to any such legal or beneficial ownership or other interest in Borrower.  “Transfer” is specifically intended to include any pledge or assignment, directly or indirectly, of a controlling interest in Borrower or its general partner, controlling limited partner or controlling member for purposes of securing so-called “mezzanine” indebtedness.  “Transfer” shall not include (i) the leasing of space within the Project so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity; (ii) the transfer of limited partner or non-managing member interests in Borrower so long as the transfer does not violate the provisions of Sections 8.1(2), does not violate the provisions of Article 9, and so long as Borrower remains a Controlled Subsidiary; or (iii) any sale, transfer, conveyance, pledge, hypothecation, encumbrance, grant of Lien or other interest in, alienation, assignment, issuance, conversion or redemption of any shares, stock, securities, warrants, membership interests, partnership interests or other equity interests of any kind or nature in, or relating to, the REIT, the Operating Partnership, the Fund (so long as the Fund remains a Controlled Subsidiary), any direct or indirect subsidiary of any of the foregoing, or any direct or indirect constituents of any of the foregoing, so long as the Borrower (or any Controlled Subsidiary that acquires ownership to the Projects as permitted herein) remains a Controlled Subsidiary.  Notwithstanding anything to the contrary set forth herein no Transfer shall be permitted which would result in a violation of the provisions of Article 9.

Section 8.2                                Taxes; Charges.  Borrower shall pay prior to delinquency and before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon any Project or become payable during the term of the Loans (collectively, the “Taxes”), and, upon request, will promptly furnish the Administrative Agent with evidence of such payment.  Borrower shall not suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property.  Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on Borrower’s interest in the Project; however, Borrower may contest the validity of such claims and demands or taxes so long as (1) Borrower notifies the Administrative Agent that it intends to contest such claim or demand, (2) if Borrower has not caused the Lien to be removed prior to the earlier of (i) thirty (30) days and (ii) the commencement of any foreclosure action related thereto, Borrower provides the Administrative Agent with an indemnity, bond or other security satisfactory to the Administrative Agent (including an endorsement to the Administrative Agent’s title insurance policy insuring against such claim or demand) assuring the discharge of Borrower’s obligations for such claims and demands, including interest and penalties, and (3) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment.

Section 8.3                                Control; Management.  Without the prior written consent of the Administrative Agent, except for changes contemplated by Section 8.1 above, there shall be no change in the day-to-day control and management of Borrower or Borrower’s Manager, and no change in their respective organizational documents relating to control over Borrower, Borrower’s Manager and/or the Project.  Except for changes contemplated by Section 8.1 above, Borrower shall not terminate, replace or appoint any property manager or terminate or amend any property management agreement for any Project without the Administrative Agent’s prior written approval.  Except for changes contemplated by Section 8.1 above, any change in ownership or control of the property manager shall be cause for the Administrative Agent to re-approve such property manager and property management agreement.  Each property manager shall hold and maintain all necessary licenses, certifications and permits required by law.  Borrower shall fully perform all of its covenants, agreements and obligations under the property management agreement.

Section 8.4                                Operation; Maintenance; Inspection.  Borrower shall observe and comply with all legal requirements applicable to its existence and to the ownership, use and operation of the Projects.  Borrower shall maintain the Projects in good condition and promptly repair any damage or casualty.  Subject to Section 8.15 below, Borrower shall not, without the prior written consent of the Administrative Agent, undertake any material alteration of the Projects or permit any of the fixtures or personalty owned by Borrower to be removed at any time from the Projects, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is either (i) obsolete and  replaced by an article of equal or better suitability and value, owned by Borrower and free and clear of any Liens except those in favor of the Administrative Agent (on behalf of the Lenders) and Liens permitted pursuant to the Loan Documents or (ii) no longer necessary for the operation of the Project.  Borrower shall permit the Administrative Agent and the Lenders and their agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Projects and conduct, at its own expense, such environmental and engineering studies as the Administrative Agent may require, provided such inspections and studies do not materially or unreasonably interfere with the use and operation of the Projects.

Section 8.5                                Taxes on Security.  Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on the Administrative Agent or any Lender.  If there shall be enacted any law (1) deducting the Loans from the value of the Projects for the purpose of taxation, (2) adversely affecting any Lien on the Projects created under the Loan Documents, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to the Administrative Agent, on demand, all taxes, costs and charges for which the Administrative Agent or any Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loans usurious, then instead of collecting such payment, the Administrative Agent may (and on the request of the Majority Lenders shall) give notice of such event to Borrower and declare all amounts owing under the Loan Documents to be immediately due and payable ninety (90) days after the giving of such notice to Borrower.

Section 8.6                                Legal Existence; Name, Etc.  Borrower shall preserve and keep in full force and effect its existence as a Single Purpose Entity, and Borrower and Borrower’s Member shall each preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project.  Borrower shall not wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary or Affiliate of Borrower to do so.  Without limiting the foregoing, Borrower shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date.  Borrower shall not change its name, identity, or organizational structure, state of formation or the location of its chief executive office or principal place of business except upon thirty (30) days prior written notice to the Administrative Agent, provided that no such change shall cause Borrower to no longer maintain its existence as a Single Purpose Entity.

Section 8.7                                Affiliate Transactions.  Without the prior written consent of the Administrative Agent or as otherwise specifically permitted under the Loan Documents, except for the Management Agreements, Borrower shall not engage in any transaction affecting the Project with an Affiliate of Borrower, other than on arm’s length terms pursuant to contracts which are terminable without penalty or premium on thirty (30) days notice.

Section 8.8                                Limitation on Other Debt.  Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Lenders, incur any Debt other than the Loans and Debt described in subsection (b) of the definition of Single Purpose Entity.

Section 8.9                                Further Assurances.  Borrower, upon request, shall promptly (1) cure any defects in the execution and delivery of the Loan Documents, (2) provide, and to cause each Borrower Party to provide, the Administrative Agent such additional information and documentation on Borrower’s and each Borrower Party’s legal or beneficial ownership, policies, procedures and sources of funds as the Administrative Agent deems necessary or prudent to enable the Administrative Agent to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (3) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as the Administrative Agent may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.  From time to time upon the written request of the Administrative Agent, Borrower shall deliver to the Administrative Agent a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in Borrower.

Section 8.10                                Estoppel Certificates.  Borrower, within ten (10) days after request, shall furnish to the Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loans, the terms of payment of the Loans, the date to which interest has been paid, whether, to Borrower’s knowledge, any offsets or defenses exist against the Loans and, if any are alleged to exist, the nature thereof in reasonable detail, and such other matters as the Administrative Agent reasonably may request.

Section 8.11                                Notice of Certain Events.  Borrower shall promptly notify the Administrative Agent of (1)  any Potential Default or Event of Default, together with a reasonably detailed statement of the steps being taken to cure such Potential Default or Event of Default; (2) any notice of default received by Borrower or any Borrower Party under any Major Lease or under any other obligations relating to the Project that could reasonably be expected to have a material adverse effect on Borrower’s business or the Projects or on Borrower’s ability to pay the indebtedness evidenced by, or perform its material obligations under, the Loan Documents; and (3)  any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any governmental authority, affecting Borrower or the Projects.

Section 8.12                                Indemnification.  Borrower shall indemnify, defend and hold the Administrative Agent and each Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of their counsel, which may be imposed upon, asserted against or incurred by any of them relating to or arising out of (1) the Projects or (2) any of the Loan Documents or the transactions contemplated thereby, including, without limitation, (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any of the Projects or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (b) at any time after the occurrence of an Event of Default, any inspection, review or testing of or with respect to the Projects relating to the Administrative Agent’s enforcement of its rights or remedies under the Loan Documents, (c) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not the Administrative Agent or any Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loans) in any way related to the execution, delivery or performance of any Loan Document or to the Administrative Agent’s interest in the Projects, (d) any proceeding instituted by any Person claiming a Lien against any of the Collateral, and (e) any brokerage commissions or finder’s fees claimed by any broker or other party engaged by Borrower or any Borrower Party in connection with the Loans, the Projects, or any of the transactions contemplated in the Loan Documents, including those arising from the joint, concurrent, or comparative negligence of the Administrative Agent or any Lender, except to the extent any of the foregoing is caused by the Administrative Agent’s or any Lender’s gross negligence or willful misconduct, in which case the party to whom the gross negligence or willful misconduct is attributable (but not any other party) shall not be entitled to the indemnification provided for hereunder to the extent of such gross negligence or willful misconduct.

Section 8.13                                Application of Operating Revenues.  Borrower shall first apply all Operating Revenues to the payment of current Debt Service and to other payments then due under the Loan Documents, and to pay when due (or prior to delinquency in the case of taxes or assessments) taxes, assessments, water charges, sewer rents and other governmental charges levied, assessed or imposed against the Projects, insurance premiums, operations and maintenance charges relating to the Projects, and other obligations of the lessor under leases of space at the Projects, in each case on a current basis, before using Operating Revenues for any other purpose.

Section 8.14                                Payment for Labor and Materials.  Borrower will promptly pay when due (unless the same are being contested in good faith) all bills and costs for labor, materials, and specifically fabricated materials incurred by Borrower in connection with the Projects and never permit to exist beyond the due date thereof in respect of Borrower’s interest in any of the Projects or any part thereof any Lien (other than the Permitted Encumbrances and Liens created by or permitted pursuant to the Loan Documents), even though inferior to the Liens of the Loan Documents, and in any event never permit to be created or exist in respect of Borrower’s interest in any Project or any part thereof any other or additional Lien other than the Liens or security of the Loan Documents, except for the Permitted Encumbrances and Liens permitted pursuant to the Loan Documents.

Section 8.15                                Alterations.  Borrower shall obtain the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed, to any alterations to any improvements that equals or exceeds $10,000,000 or that otherwise may have a material adverse effect on Borrower’s financial condition, the use, operation or value of any Project or the actual Net Operating Income with respect to any Project, other than (a) tenant improvement work performed pursuant to the terms of any lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a lease and not adversely affecting any structural component of any improvements, any utility or HVAC system contained in any improvements or the exterior of any building constituting a part of any improvements at the Projects, or (c) alterations performed in connection with the restoration of the Projects after the occurrence of a casualty or condemnation in accordance with the terms and provisions of this Agreement.

Section 8.16                                Handicapped Access.

(1)           Notwithstanding any provisions set forth herein or in any other document regarding the Administrative Agent’s approval of alterations of the Projects, Borrower shall not alter the Projects in any manner which would materially increase Borrower’s responsibilities for compliance with the applicable requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”) without the prior written approval of the Administrative Agent.  The foregoing shall apply to tenant improvements constructed by Borrower or by any of its tenants.  The Administrative Agent may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other person reasonably acceptable to the Administrative Agent.

(2)           Borrower agrees to give prompt notice to the Administrative Agent of the receipt by Borrower of any written complaints related to violation of any Access Laws with respect to the Projects and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

ARTICLE 9

ANTI-MONEY LAUNDERING AND

INTERNATIONAL TRADE CONTROLS

Section 9.1                                Compliance with International Trade Control Laws and OFAC Regulations.  Borrower represents, warrants and covenants to the Administrative Agent and the Lenders that:

(1)           It is not now nor shall it be at any time until after the Loan is fully repaid a Person with whom a United States Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(2)           No Borrower Party and no Person who owns a direct interest in Borrower is now nor shall be at any time until after the Loans are fully repaid a Person with whom a United States Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

Section 9.2                                Borrower’s Funds.   Borrower represents, warrants and covenants to the Administrative Agent and the Lenders that:

(1)           It has taken, and shall continue to take until after the Loans are fully repaid, such measures as are required by law to assure that the funds invested in the Borrower and/or used to make payments on the Loan are derived (a) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (b) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(2)           To the best of its knowledge after making due inquiry, neither Borrower, nor any Borrower Party, nor any holder of a direct interest in Borrower, nor any Person providing funds to Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (c) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(3)           Borrower shall make payments on the Loan using funds invested in Borrower, Operating Revenues or insurance proceeds unless otherwise agreed to by Lender.

(4)           To the best of Borrower’s knowledge, as of the Closing Date and at all times during the term of the Loan, all Operating Revenues are and will be derived from lawful business activities of Project tenants or other permissible sources under U.S. law.

(5)           On the Maturity Date, Borrower will take reasonable steps to verify that funds used to repay the Loan in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.

ARTICLE 10

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under the Loans:

Section 10.1                                Payments.  Borrower’s failure to pay any regularly scheduled installment of principal, interest, or other amount due under the Loan Documents within five (5) days of (and including) the date when due, or Borrower’s failure to pay the Loans at the Maturity Date, whether by acceleration or otherwise.

Section 10.2                                Insurance.  Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement.

Section 10.3                                Single Purpose Entity.  If Borrower breaches its covenant under Section 8.6 with respect to its status as a Single Purpose Entity.

Section 10.4                                Taxes. If any of the Taxes are not paid  prior to delinquency.

Section 10.5                                Sale, Encumbrance, Etc.  Any Transfer occurs in violation of Section 8.1 of this Agreement.

Section 10.6                                Representations and Warranties.  Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.

Section 10.7                                Other Encumbrances.  Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on any of the Projects or any part thereof, that could reasonably be expected to have a material adverse effect on Borrower’s business or the Projects or on Borrower’s ability to pay the indebtedness evidenced by, or perform its material obligations under, the Loan Documents.

Section 10.8                                Involuntary Bankruptcy or Other Proceeding.  Commencement of an involuntary case or other proceeding against Borrower, Borrower’s Member or any Borrower Party (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 10.9                                Voluntary Petitions, Etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 10.10                                Covenants.  Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in this Agreement or in any of the other Loan Documents (other than those agreements, covenants and provisions referred to elsewhere in this Article 10), and the continuance of such failure for thirty (30) days after notice by the Administrative Agent to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional sixty (60) days to cure such failure if (1) such failure does not involve the failure to make payments on a monetary obligation under the Loan Documents; (2) such failure cannot reasonably be cured within thirty (30) days but, using reasonable diligence, is curable within such 60-day period; and (3) Borrower is diligently undertaking to cure such default.  The notice and cure provisions of this Section 10.4 do not apply to the other Events of Default described in this Article 10 or the Events of Default described in Article 9.

ARTICLE 11

REMEDIES

Section 11.1                                Remedies - Insolvency Events.  Upon the occurrence of any Event of Default described in Section 10.8 or 10.9, the obligations of the Lenders to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Section 10.8 or 10.9 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at the Administrative Agent’s election, in the Administrative Agent’s sole discretion.

Section 11.2                                Remedies - Other Events.  Except as set forth in Section 11.1 above, while any Event of Default exists, the Administrative Agent may (1) by written notice to Borrower, declare the entire amount of the Loans to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of the Lenders to advance amounts hereunder, and (3) subject to the provisions of Section 13.1, exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 11.3                                Administrative Agent’s Right to Perform the Obligations.  If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse the Administrative Agent or any Lender may have because of such Event of Default, the Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate.  If the Administrative Agent shall elect to pay any sum due with reference to the Projects, the Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof.  Similarly, in making any payments to protect the security intended to be created by the Loan Documents, the Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, Lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same.  Additionally, while an Event of Default exists, if any Hazardous Materials affect or threaten to affect any of the Projects, the Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials.  Subject to the limitations contained in Section 4.3, Borrower shall indemnify, defend and hold the Administrative Agent and the Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and disbursements, incurred or  accruing by reason of any acts performed by the Administrative Agent or any Lender pursuant to the provisions of this Section 11.3, including those arising from the joint, concurrent, or comparative negligence of the Administrative Agent and any Lender, except as a result of the Administrative Agent’s or any Lender’s gross negligence or willful misconduct.  All sums paid by the Administrative Agent pursuant to this Section 11.3, and all other sums expended by the Administrative Agent or any Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid unless paid within 10 Business days after demand therefor, shall constitute additions to the Loans, shall be secured by the Loan Documents and shall be paid by Borrower to the Administrative Agent upon demand.

ARTICLE 12

MISCELLANEOUS

Section 12.1                                Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy (provided that for telecopy delivery, an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1).  All such notices shall be mailed, sent or delivered, addressed to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof.  Any notice so addressed and sent by United States mail or overnight courier shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Mortgage).  Any notice so delivered in person shall be deemed to be given when receipted for by, or actually received by, the Administrative Agent, a Lender or Borrower, as the case may be.  If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1.  Except for telecopy notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means.  Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 12.2                                Amendments, Waivers, Etc.

(1) Subject to any consents required pursuant to this Section 12.2 and any other provisions of this Agreement and any other Loan Document which expressly require the consent, approval or authorization of the Majority Lenders, this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by Borrower and the Administrative Agent; provided that, the Administrative Agent may (without any Lender’s consent) give or withhold its agreement to any amendments of the Loan Documents or any waivers or consents in respect thereof or exercise or refrain from exercising any other rights or remedies which the Administrative Agent may have under the Loan Documents or otherwise provided that such actions do not, in the Administrative Agent’s judgment reasonably exercised, materially adversely affect the value of any collateral, taken as a whole, or represent a departure from Administrative Agent’s standard of care described in Section 14.5 (and the assignment or granting of a participation by GECC shall not limit or otherwise affect its discretion in respect of any of the foregoing), except that the Administrative Agent will not, without the consent of each Lender, agree to the following (provided that no Lender’s consent shall be required for any of the following which are otherwise required or contemplated under the Loan Documents): (a) reduce the principal amount of the Loans or reduce the interest rate thereon; (b) extend any stated payment date for principal of or interest on the Loans payable to such Lender; (c) release Borrower or any other party from liability under the Loan Documents (except for any assigning Lender pursuant to Section 12.24 and any resigning Administrative Agent pursuant to Section 14.8); (d) release or subordinate in whole or in part any material portion of the collateral given as security for the Loans; (e) modify any of the provisions of this Section, the definition of “Majority Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (f) modify the terms of any Event of Default; or (g) consent to (i) the sale, transfer or encumbrance of any portion of the Project (or any interest therein) or any direct or indirect ownership interest therein and (ii) the incurrence by Borrower of any additional indebtedness secured by the Project, in each case to the extent (and subject to any standard of reasonability) such consent is required under the Loan Documents.

(2) Notwithstanding anything to contrary contained in this Agreement, any modification or supplement of Article 14, or of any of the rights or duties of the Administrative Agent hereunder, shall require the consent of the Administrative Agent.

Section 12.3                                Limitation on Interest.  It is the intention of the parties hereto to conform strictly to applicable usury laws.  Accordingly, all agreements between Borrower, the Administrative Agent and the Lenders with respect to the Loans are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to the Administrative Agent or any Lender or charged by any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law.  If the Loans would be usurious under applicable law (including the laws of the State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Notes by the holders thereof (or, if the Notes have been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by the Administrative Agent in accordance with the terms hereof, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law.  In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof.  If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Notes (or, if the Notes have been paid in full, refunded to Borrower).  The terms and provisions of this Section 12.3 shall control and supersede every other provision of the Loan Documents.  The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State in accordance with Section 12.21, except that if at any time the laws of the United States of America permit the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which the Lenders may contract for, take, reserve, charge or receive under the Loan Documents.

Section 12.4                                Invalid Provisions.  If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 12.5                                Reimbursement of Expenses.  Borrower shall pay or reimburse the Administrative Agent and/or the Lenders on demand of the applicable party for: (1) the reasonable attorney’s fees and expenses incurred by the Administrative Agent in connection with the negotiation, documentation and closing of the Loans; and (2) all amounts expended, advanced or incurred by the Administrative Agent and the Lenders to collect the Notes, or to enforce the rights of the Administrative Agent and the Lenders under this Agreement or any other Loan Document, or to defend or assert the rights and claims of the Administrative Agent and the Lenders under the Loan Documents or with respect to the Project (by litigation or other proceedings), which amounts under this clause (2) will include all court costs, attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by the Administrative Agent and the Lenders in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to the Administrative Agent and the Lenders unless paid within 10 Business Days after demand therefor, all of which shall constitute part of the Loans and shall be secured by the Loan Documents.

Section 12.6                                Approvals; Third Parties; Conditions.  All approval rights retained or exercised by the Administrative Agent and the Lenders with respect to leases, contracts, plans, studies and other matters are solely to facilitate the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person.  This Agreement is for the sole and exclusive use of the Administrative Agent, the Lenders and Borrower and may not be enforced, nor relied upon, by any Person other than the Administrative Agent, the Lenders and Borrower.  All conditions of the obligations of the Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of the Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Administrative Agent and the Lenders at any time in their sole discretion.

Section 12.7                                Lenders and Administrative Agent Not in Control; No Partnership.  None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give the Administrative Agent or any Lender the right or power to exercise control over the affairs or management of Borrower, the power of the Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Loan Documents.  The relationship between Borrower and the Lenders is, and at all times shall remain, solely that of debtor and creditor.  No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between the Administrative Agent, the Lenders and Borrower or to create an equity in the Project in the Administrative Agent or any Lender.  The Administrative Agent and the Lenders neither undertake nor assume any responsibility or duty to Borrower or to any other person with respect to the Project or the Loans, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (1)  neither the Administrative Agent nor any Lender is, nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners and neither the Administrative Agent nor any Lender intends to ever assume such status; (2) no Lender or the Administrative Agent shall in any event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (3) no Lender or the Administrative Agent shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners.  The Administrative Agent, the Lenders and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between the Administrative Agent, the Lenders and Borrower, or to create an equity in the Project in the Administrative Agent or any Lender, or any sharing of liabilities, losses, costs or expenses.

Section 12.8                                Time of the Essence.  Time is of the essence with respect to this Agreement.

Section 12.9                                Successors and Assigns; Secondary Market Transactions.

(1)           Subject to the provisions of Section 12.24, this Agreement shall be binding upon and inure to the benefit of the Administrative Agent, the Lenders and Borrower and their respective successors and permitted assigns.

(2)           Borrower acknowledges that Administrative Agent and each Lender and its respective successors and assigns may without notice to or consent from Borrower, and at the Administrative Agent’s sole cost and expense, (a) sell this Agreement, the Mortgages, the Notes, the other Loan Documents, and any and all servicing rights thereto, or any portions thereof, to one or more investors, (b) participate and/or syndicate the Loans to one or more investors, (c) deposit this Agreement, the Notes and the other Loan Documents, or any portions thereof, with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (d) otherwise sell, transfer or assign the Loans or interests therein in one or more transactions to investors (the transactions referred to in clauses (a) through (d) are hereinafter each referred to as a “Secondary Market Transaction”).  Borrower shall reasonably cooperate with the Administrative Agent and each Lender in effecting any such Secondary Market Transaction and shall reasonably cooperate and use all reasonable efforts, at no cost or expense to Borrower or any Borrower Party, to satisfy the market standards to which the Administrative Agent and each Lender customarily adheres or which may be reasonably required by any participant, investor, purchaser or any Rating Agency involved in any Secondary Market Transaction ..  Borrower shall provide such information and documents relating to Borrower and the Projects as the Administrative Agent and each Lender may reasonably request in connection with such Secondary Market Transaction.  In addition, Borrower shall make available to the Administrative Agent and the Lenders all information concerning the Projects, its business and operations that the Administrative Agent and the Lenders may reasonably request.  The Administrative Agent and the Lenders shall be permitted to share all information with the participants, investors, purchasers, investment banking firms, Rating Agencies, accounting firms, law firms and third-party advisory firms involved with the Loans and Loan Documents or the applicable Secondary Market Transaction.  The Administrative Agent and the Lenders and all of the aforesaid participants, investors, purchasers, advisors, Rating Agencies and professional firms shall be entitled to rely on the information supplied by or on behalf of Borrower.  Borrower also agrees to execute any amendment of or supplement to this Agreement and the other Loan Documents as the Administrative Agent and the Lenders may reasonably request in connection with any Secondary Market Transaction, provided that such amendment or supplement does not change any of the economic terms of the Loans, reduce any of Borrower’s rights, or increase any of Borrower’s duties, responsibilities or liabilities under the Loan Documents.

(3)           The Administrative Agent and each Lender shall have the right, at any time (whether prior to, in connection with, or after any Secondary Market Transaction), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided.  Without limiting the foregoing, Administrative Agent may (i) cause the Notes and Mortgages to be split into a first and second mortgage loan, (ii) create one more senior and subordinate notes, or (iii) create multiple components of the Notes (and allocate or reallocate the principal balance of the Loans among such components) , in each such case, in whatever proportion and whatever priority Administrative Agent determines; provided, however, in each such instance the outstanding principal balance of all the Notes evidencing the Loans (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loans immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification.  If requested by Administrative Agent, Borrower (and Borrower’s constituent members, if applicable) shall execute within two (2) Business Days after such request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance.

Section 12.10                                Renewal, Extension or Rearrangement.  All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loans.  For portfolio management purposes, the Lenders may elect to divide the Loans into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrower are not effectively increased or otherwise modified.  Borrower agrees to cooperate with the Administrative Agent and the Lenders and to execute such documents as the Administrative Agent reasonably may request to effect such division of the Loans.

Section 12.11                                Waivers.  No course of dealing on the part of the Administrative Agent or any Lender, their officers, employees, consultants or agents, nor any failure or delay by the Administrative Agent or any Lender with respect to exercising any right, power or privilege of the Administrative Agent or any Lender under any of the Loan Documents, shall operate as a waiver thereof.

Section 12.12                                Cumulative Rights.  Rights and remedies of the Administrative Agent and the Lenders under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 12.13                                Singular and Plural.  Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa.  The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 12.14                                Phrases.  When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrases “satisfactory to any Lender” or “satisfactory to the Administrative Agent” shall mean in form and substance satisfactory to such Lender or the Administrative Agent, as the case may be, in all respects, the phrases “with Lender’s consent”, “with Lender’s approval”, “with the Administrative Agent’s consent” or “with the Administrative Agent’s approval” shall mean such consent or approval at Lender’s or the Administrative Agent’s, as the case may be, discretion, and the phrases “acceptable to Lender” or “acceptable to the Administrative Agent” shall mean acceptable to Lender or the Administrative Agent, as the case may be, in such party’s sole discretion.”

Section 12.15                                Exhibits and Schedules.  The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 12.16                                Titles of Articles, Sections and Subsections.  All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 12.17                                Promotional Material.  Subject to the terms set forth in this sentence, Borrower authorizes the Administrative Agent and each of the Lenders to issue press releases, advertisements and other promotional materials in connection with the Administrative Agent’s or such Lender’s own promotional and marketing activities, so long as such materials describe the Loans in a manner which is consistent with any accurate description of the Loans contained in any press release or public filing issued by the Borrower; provided, however, that prior to issuing any such press release, advertisement or other promotional materials, the Lender seeking to issue the same shall first deliver the proposed form of the same to the Administrative Agent for its review and submission to the Borrower, and provided, further, that no such press release, advertisement or other promotional materials shall be issued unless Borrower has approved the form of the same (which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall be granted so long as the information set forth therein is consistent with the description of the Loans contained in any press release or public filing issued by the Borrower).   All references to the Administrative Agent or any Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by the Administrative Agent and such Lender in advance of issuance.

Section 12.18                                Survival.  All of the indemnities of  Borrower hereunder (including environmental matters under Article 4, and Borrower’s obligations under Sections 2.8(1), 2.8(5) and 2.8(6)), and under the indemnification provisions of the other Loan Documents shall survive (a) the repayment in full of the Loans and the release of the Liens evidencing or securing the Loans, (b) the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower and (c) in the case of any Lender that may assign any interest in its Commitment or Loans hereunder in accordance with the terms of this Agreement, the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.

Section 12.19                                WAIVER OF JURY TRIAL.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOANS OR THE PROJECTS (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER THIS AGREEMENT.

Section 12.20                                Waiver of Punitive or Consequential Damages.  None of the Administrative Agent, the Lenders or Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loans or the transaction contemplated hereby, including any breach or other default by any party hereto.  Borrower represents and warrants to the Administrative Agent and the Lenders that as of the Closing Date neither Borrower nor any Borrower Party has any claims against the Administrative Agent or any of the Lenders in connection with the Loan.

Section 12.21                                GOVERNING LAW.  THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS ARE TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (AS PERMITTED BY SECTION 1646.5 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR SUCCESSOR PROVISION), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF CALIFORNIA TO GOVERN THE RIGHTS AND DUTIES OF THE PARTIES.

Section 12.22                                Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between the Administrative Agent, the Lenders and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof, including any commitment letter (if any) issued by any Lender with respect to the Loans.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.  If any conflict or inconsistency exists between this Agreement and any of the other Loan Documents, the terms of this Agreement shall control.

Section 12.23                                Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 12.24                                Assignments and Participations.

(1)           Assignments by Borrower.  Borrower may not assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and the Administrative Agent.

(2)           Assignments by the Lenders.  Each Lender may assign any of its Loans, its Note and its Commitment (but only with the consent of the Administrative Agent); provided that:

(a)           no such consent by the Administrative Agent shall be required in the case of any assignment by any Lender to another Lender or an affiliate of such Lender or such other Lender;

(b)           except to the extent the Administrative Agent shall otherwise consent, any such partial assignment (other than to another Lender or an affiliate of a Lender) shall be in an amount at least equal to $10,000,000;

(c)           each such assignment (including an assignment to another Lender or an affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee;

(d)           subject to the applicable Lender’s compliance with the provisions of clauses (b) and (c) above, the Administrative Agent’s consent to an assignment shall not be unreasonably withheld, delayed or conditioned if (i) in the reasonable judgment of the Administrative Agent, such assignment is made to a reputable institutional investor with substantial experience in real estate lending and originating mortgage loans similar to the Loans, and a financial net worth of at least $100,000,000, (ii) such assignment is first offered to the Administrative Agent in accordance with the terms and conditions a separate agency agreement among the Administrative Agent and the Lenders, and (iii) the provisions of clause (e) have been satisfied; and

(e)           upon execution and delivery by the assignee (even if already a Lender) to Borrower and the Administrative Agent of an Assignment and Acceptance pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by the Administrative Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by the Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned.  Upon each such assignment the assigning Lender shall pay the Administrative Agent a processing and recording fee of $3,500 and  the reasonable fees and disbursements of the Administrative Agent’s counsel incurred in connection therewith.

(3)           Participations.  A Lender may sell or agree to sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided that such Participant shall not have any rights or obligations under this Agreement or any Note or any other Loan Document (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender and the applicable Participant).  All amounts payable by Borrower to any Lender under Section 2.7 in respect of Loans held by it and its Commitment shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans and Commitment, and as if such Lender were funding each of such Loans and Commitment in the same way that it is funding the portion of such Loans and Commitment in which no participations have been sold.  In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (v) consent to any modification, supplement or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 12.2, requires the consent of each Lender.

(4)           Certain Pledges.  In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.24 (but without being subject thereto), any Lender may (without notice to Borrower, the Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein.  No such assignment shall release the assigning Lender from its obligations hereunder.

(5)           Provision of Information to Assignees and Participants.  A Lender may furnish any information concerning Borrower or any of its Affiliates in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject to Section 12.26.

(6)           No Assignments to Borrower or Affiliates.  Anything in this Section 12.24 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its Affiliates without the prior consent of each Lender.

Section 12.25                                Brokers. Borrower hereby represents to the Administrative Agent and each Lender that Borrower has not engaged any broker, underwriters, placement agent, or finder in connection with the transactions contemplated by this Agreement and the other Loan Documents.  Borrower hereby agrees to pay any other fees and commissions due and payable to any broker engaged by Borrower in connection with the Loans and to indemnify and hold the Administrative Agent and each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any broker engaged by Borrower that such Person acted on behalf of Borrower in connection with the transactions contemplated herein.

Section 12.26                                Confidential Information.  The Administrative Agent and each Lender and Participant agree to keep confidential any non-public information that any such Person may receive from the Borrower or otherwise discover with respect to the Borrower or the Borrower’s business pursuant to the Loan Documents or any investigation by any such Person thereunder (collectively "Confidential Information"), and not to use Confidential Information in order to compete with Borrower in Borrower’s markets and main line of business.  The foregoing shall not limit disclosures: (i) specifically and previously authorized in writing by the Borrower; (ii) to any actual or prospective assignee or participant of any such Person so long as such actual or prospective assignee or participant has agreed in writing to keep such Confidential Information confidential in accordance with, and not to use such Confidential Information in violation of, the terms of this Section 12.26; (iii) to legal counsel, accountants, auditors, environmental consultants, title insurance representatives and other professional advisors to each such Person so long as any such Person shall be informed in writing of the confidential nature of such Confidential Information and shall be directed to treat such Confidential Information confidentially and not to use such Confidential Information in violation of this Section 12.26; (iv) to regulatory officials having jurisdiction over any such Person; (v) as required by legal process or in connection with any action to enforce the obligations of the Borrower under the Loan Documents; and (vi) of information which has previously become publicly available through the actions or inactions of a third party not, to such Person’s knowledge, in breach of an obligation of confidentiality to the Borrower or which has become stale through the passage of time or other change in circumstances.

ARTICLE 13

LIMITATIONS ON LIABILITY

Section 13.1                                Limitation on Liability.

(1)           Except as provided below, neither Borrower nor any past, present or future member in, partner in, or manager of the Borrower, Borrower’s Member or any Borrower Party, nor any owner of any direct or indirect equity interests in the Borrower, Borrower’s Member or any Borrower Party, shall  be personally liable for amounts due under the Loan Documents.

(2)           Borrower shall be personally liable to the Administrative Agent and the Lenders for any deficiency, loss or damage suffered by the Administrative Agent or any Lender because of:  (a) Borrower’s commission of a criminal act; (b) the failure by Borrower or any Borrower Party to apply any funds derived from the Projects, including Operating Revenues, security deposits, insurance proceeds and condemnation awards as required by the Loan Documents; (c) the fraud or intentional misrepresentation by Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loan; (d) Borrower’s collection of rents more than one month in advance (except as otherwise permitted pursuant to the Loan Documents) , or receipt of monies by Borrower or any Borrower Party in connection with the modification or cancellation of any Major Leases, in violation of this Agreement or any of the other Loan Documents; (e) Borrower’s interference with the Administrative Agent’s exercise of rights under the Assignment of Rents and Leases; (f) Borrower’s failure to turn over to the Administrative Agent all tenant security deposits upon the Administrative Agent’s demand following an Event of Default; (g)  [reserved]; (h) Borrower’s failure to maintain insurance as required by this Agreement ; (i) damage or destruction to any of the Projects caused by the negligent or intentional acts or omissions of Borrower, its agents, employees, or contractors; (j) Borrower’s failure to perform its obligations with respect to environmental matters under Article 4; (k) Borrower’s failure to pay for any loss, liability or expense (including attorneys’ fees) incurred by the Administrative Agent or any Lender arising out of any claim or allegation made by Borrower, its successors or assigns, that this Agreement or the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between Borrower, the Administrative Agent and any Lender; (l) any brokerage commission or finder’s fees claimed by any broker or finder engaged by Borrower in connection with the transactions contemplated by the Loan Documents; or (m) any amount due pursuant to Section 2.7(5) hereof.  Borrower also shall be personally liable to Lender for any and all attorneys’ fees and expenses and court costs incurred by the Administrative Agent and the Lenders in enforcing this Section 13.1(2) or otherwise incurred by the Administrative Agent and the Lenders in connection with any of the foregoing matters, regardless of whether such matters are legal or equitable in nature or arise under tort or contract law.

(3)           Notwithstanding anything to the contrary contained in the Loan Documents, the limitation on Borrower’s liability contained in Section 13.1(1) SHALL BECOME NULL AND VOID and shall be of no further force and effect if:  (a) any Transfer in violation of the Loan Documents occurs; (b) Borrower files a petition under the United States Bankruptcy Code or similar state insolvency laws; or (c) Borrower becomes the subject of an involuntary proceeding under the United States Bankruptcy Code or similar state insolvency laws, and either (i) Borrower or any Affiliate of Borrower conspired or cooperated with one or more creditors of Borrower (other than the Administrative Agent or the Lenders) to commence such involuntary proceeding, or (ii) Borrower fails to use commercially reasonable efforts to obtain a dismissal of such involuntary proceeding.

(4)           Reserved.

(5)           Nothing in this Section 13.1 shall be deemed to be a waiver of any right which the Administrative Agent or any Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to the Administrative Agent or such Lender under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents

Section 13.2                                Limitation on Liability of the Administrative Agent’s and the Lenders’ Officers, Employees, Etc. Any obligation or liability whatsoever of the Administrative Agent or any Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of the Administrative Agent’s or such Lender’s respective assets only.  No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of the Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

ARTICLE 14

THE ADMINISTRATIVE AGENT

Section 14.1                                Appointment, Powers and Immunities.  The provisions of this Article 14 constitute agreements between the Administrative Agent and the Lenders.  Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent (which term as used in this sentence and in Section 14.5 and the first sentence of Section 14.6 shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):

(1)           shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender;

(2)           shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by Borrower or any other Person to perform any of its obligations hereunder or thereunder; and

(3)           shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except to the extent any such action taken or omitted violates the Administrative Agent’s standard of care set forth in the first sentence of Section 14.5.

The Administrative Agent may employ agents and attorneys-in-fact, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys-in-fact or third parties selected by it in good faith.  The Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent.

Section 14.2                                Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 14.3                                Defaults.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Potential Default or Event of Default unless the Administrative Agent has received notice from a Lender or Borrower specifying such Potential Default or Event of Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Potential Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall (subject to Section 14.7) take such action with respect to such Potential Default or Event of Default and other matters relating to the Loans as shall be directed by the Lenders in accordance with a separate agreement entered into by the Administrative Agent and the Lenders.

Section 14.4                                Rights as a Lender.  With respect to GECC’s Commitment and the Loans made by it, GECC (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  GECC (and any successor acting as Administrative Agent) and its affiliates (including GECC) may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of lending, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as the Administrative Agent, and GECC and its affiliates (including GECC may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 14.5                                Standard of Care; Indemnification.  In performing its duties under the Loan Documents, the Administrative Agent will exercise the same degree of care as GECC normally exercises in connection with real estate loans in which no syndication or participations are involved, but the Administrative Agent shall have no further responsibility to any Lender except as expressly provided herein and except for its own gross negligence or willful misconduct which resulted in actual loss to such Lender, and, except to such extent, the Administrative Agent shall have no responsibility to any Lender for the failure by the Administrative Agent to comply with any of the Administrative Agent’s obligations to Borrower under the Loan Documents or otherwise.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 12.5, but without limiting the obligations of Borrower under Section 12.5) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 12.5, but excluding, unless a Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the Administrative Agent’s breach of its standard of care set forth in the first sentence of this Section.

Section 14.6                                Non-Reliance on Administrative Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.  Subject to the provisions of the first sentence of Section 14.5, the Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Project or the books of Borrower or any of its Affiliates.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or as otherwise agreed by the Administrative Agent and the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or any of its affiliates.

Section 14.7                                Failure to Act.  Except for action expressly required of the Administrative Agent hereunder, and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 14.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 14.8                                Resignation of Administrative Agent.  The Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent which shall be a financial institution that has (a) an office in New York, New York with a combined capital and surplus of at least $500,000,000 and (b) knowledge and experience comparable to the resigning Administrative Agent’s knowledge and experience in the servicing of loans similar to the Loans hereunder.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation of the retiring Administrative Agent, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (ii) the Majority Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Majority Lenders appoint a successor agent as provided for above in this Section 14.8.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 14.8).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 14 and Section 12.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

[Signature Pages Follow]

EXECUTED as of the date first written above.

LENDER:	GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:

Name:

Title: Authorized Signatory

Address for Notices:

General Electric Capital Corporation

1901 Main Street, 7th Floor

Irvine, California 92614

Attention:  Asset Manager: Douglas Emmett LA Portfolio

Telecopier No.:  949 477-0904

Lending Office for Eurodollar and

Alternate Base Rate Loans:

General Electric Capital Corporation

1901 Main Street, 7th Floor

Irvine, California 92614

Attention:  Asset Manager: Douglas Emmett LA Portfolio

Telecopier No.:  949 477-0904

[Signatures Continued on Next Page]

BORROWER:	DOUGLAS EMMETT 2008, LLC,

a Delaware limited liability company

By:	Douglas Emmett Management, Inc.,

a Delaware corporation, its Manager

By:           __________________

Name:                      William Kamer

Title:                      Chief Financial Officer

Address for Notices:

Douglas Emmett 2008, LLC

c/o Douglas Emmett Properties, LP

808 Wilshire Boulevard, Suite 200

Santa Monica, California  90401

Attention:  Jordan L. Kaplan

Telecopier No.:  (310) 255-7702

With copies to:

Douglas Emmett 2008, LLC

c/o Douglas Emmett Properties, LP

808 Wilshire Boulevard, Suite 200

Santa Monica, California  90401

Attention:  William Kamer, Esq.

Telecopier No.:  (310) 255-7702

[Signatures Continue on Next Page]

ADMINISTRATIVE AGENT:	GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation,

as Administrative Agent

By:

Name:

Title: Authorized Signatory

Address for Notices:

General Electric Capital Corporation

1901 Main Street, 7th Floor

Irvine, California 92614

Attention:  Asset Manager: Douglas Emmett LA Portfolio

Telecopier No.:  949 477-0904

EXHIBIT A-1

THE PROJECTS

Address	Square Footage	Year Built	No. Floors
2001 Wilshire Blvd., Santa Monica, CA	101,125	1980	6
8383 Wilshire Blvd., Beverly Hills, CA	424,375	1971/1993	10
9100 Wilshire Blvd., Beverly Hills, CA	331,551	1971/1990	10
15250 Ventura Blvd., Sherman Oaks, CA	112,954	1970/1991	12
16000 Ventura Blvd., Encino, CA	174,841	1980/1996	12
21300 Victory Blvd., Woodland Hills, CA	245,159	1988	12

EXHIBIT A-2

LEGAL DESCRIPTION OF EACH PROJECT

(See Attached)

EXHIBIT B

ALLOCATED LOAN AMOUNTS

Project	Allocated Loan Amount
2001 Wilshire Blvd., Santa Monica, CA	$30,000,000
8383 Wilshire Blvd., Beverly Hills, CA	$125,000,000
9100 Wilshire Blvd., Beverly Hills, CA	$100,000,000
15250 Ventura Blvd., Sherman Oaks, CA	$26,000,000
16000 Ventura Blvd., Encino, CA	$42,000,000
21300 Victory Blvd., Woodland Hills, CA	$57,000,000
TOTAL	$380,000,000

EXHIBIT C

[Form of Note]
PROMISSORY NOTE

$380,000,000 March 28, 2008

 Los Angeles, California

FOR VALUE RECEIVED, DOUGLAS EMMETT 2008, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to GENERAL ELECTRIC CAPITAL CORPORATION (the “Lender”), for account of its respective Applicable Lending Offices provided for by the Agreement referred to below, at the principal office of General Electric Capital Corporation at 1901 Main Street, 7th Floor, Irvine, California 92614, the principal sum of Three Hundred Eighty Million and No/100s Dollars ($380,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to Borrower under the Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Agreement or hereunder in respect of the Loans made by the Lender.

Borrower, co-makers, sureties, endorsers and Guarantors, and each of them, expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith; such parties are and shall be jointly, severally, directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice (except for notices required by the Loan Documents), diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times had or existing as security for any amount called for hereunder.

This Note is one of the Notes referred to in the Loan Agreement dated as of March 28, 2008 (as modified, supplemented, extended and in effect from time to time, the “Agreement”) between Borrower, the lenders party thereto (including the Lender) and General Electric Capital Corporation, as Administrative Agent, and evidences Loans made by the Lender thereunder.  Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Sections 12.9 and 12.24 of the Loan Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of California .

The liability of the Borrower and certain others for the Borrower’s obligations hereunder is subject to the limitation on liability provisions of Section 13.1 of the Loan Agreement.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

DOUGLAS EMMETT 2008, LLC,

a Delaware limited liability company

By:	Douglas Emmett Management, Inc.,

a Delaware corporation, its Manager

By:

Name: William Kamer

Title:Chief Financial Officer

SCHEDULE OF LOANS

This Note evidences Loans made, Continued or Converted under the within-described Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:

EXHIBIT D

[Form of Assignment and Acceptance]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan Agreement dated as of _________ __, 2008 (as amended and in effect on the date hereof, the “Agreement”), between DOUGLAS EMMETT 2008, LLC, a Delaware limited liability company, the Lenders named therein and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent for the Lenders.  Terms defined in the Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with (a) interest on the assigned Loans from and after the Assignment Date and (b) the amount, if any, set forth below of the fees accrued to the Assignment Date for account of the Assignor.  The Assignee hereby acknowledges receipt of a copy of the Agreement and the Agency Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of (x) the Agreement and (y) the Agency Agreement and, in each case, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement and the Agency Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with, if the Assignee is not already a Lender under the Agreement, an administrative questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 12.24(2)(e) of the Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

The Assignor represents and warrants to the Assignee that the Assignor is the legal and beneficial owner of the Assigned Interest and has not created any adverse interest therein.  The Assignor and the Assignee represent and warrant to each other that they are, respectively, authorized to execute and deliver this Assignment and Acceptance.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(“Assignment Date”)1:

Percentage Assigned of
Facility/Commitment
(set forth, to at
least 4 decimals, as a
percentage of the
Facility and the
aggregate Commitments
Principal Amount                                                                of all Lenders
Assigned                                                      thereunder

Current Outstanding
Loans Assigned:                                                      $                                                                                     %] 2

Future Funding
Commitment:                                                      $                                                                                     %

[Fees Assigned (if any):]

The terms set forth above and below are hereby agreed to:

[NAME OF ASSIGNOR]      , as Assignor

By:_________________________
    Name:
    Title:

[NAME OF ASSIGNEE]      , as Assignee

By:_________________________
    Name:
    Title:

The undersigned hereby consent to the within assignment:3

[                                               ],

as Administrative Agent

By:_________________________

Name:

Title:

1           Must be at least five Business Days after execution hereof by all required parties.

    2           Delete if no future advances are involved.

3           Consent to be included to the extent required by Section 112.24(2) of the Agreement.

SCHEDULE 1

COMMITMENTS

LENDER COMMITMENT

GENERAL ELECTRIC CAPITAL CORPORATION                                                                                                                     $380,000,000

SCHEDULE 2.1

ADVANCE CONDITIONS

The initial advance of the Loans shall be subject to the Administrative Agent’s receipt, review, approval and/or confirmation of the following, each in form and content satisfactory to the Administrative Agent in its sole discretion:

1.           The Loan Documents, executed by Borrower and, as applicable, each Borrower Party and each other party thereto.

2.           An ALTA (or equivalent) mortgagee policy of title insurance in the maximum amount of the Loans, with reinsurance and endorsements as the Administrative Agent may require, containing no exceptions to title (printed or otherwise) which are unacceptable to the Administrative Agent, and insuring that the Mortgages are a first-priority Lien on the Projects and related collateral (subject to Permitted Encumbrances).

3.           All documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for Borrower and each Borrower Party for the execution, delivery, and performance of the Loan Documents by Borrower and each Borrower Party.

4.           Legal opinions issued by counsel for Borrower and each Borrower Party, opining as to the due organization, valid existence and good standing of Borrower and each Borrower Party, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents with respect to Borrower; that the Loans, as reflected in the Loan Documents, are not usurious; and as to such other matters as the Administrative Agent and the Administrative Agent’s counsel reasonably may specify.

5.           Current Uniform Commercial Code searches, and litigation, bankruptcy and judgment reports as requested by the Administrative Agent, with respect to Borrower, Borrower’s Member and Borrower’s Manager.  As of the Closing Date, the Administrative Agent acknowledges that this item has been satisfied or waived.

6.           Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of the Administrative Agent, as set forth herein.

7.           A current ALTA/ACSM survey of each Project, certified to the Administrative Agent (on behalf of the Lenders) and the issuer of the title insurance, prepared by a licensed surveyor acceptable to the Administrative Agent and the issuer of the title insurance, and conforming to the Administrative Agent’s current standard survey requirements.  As of the Closing Date, the Administrative Agent acknowledges that this item has been satisfied or waived.

8.           A current engineering report or architect’s certificate with respect to the Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details, showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards.  As requested by the Administrative Agent, such report shall also include an assessment of any Project’s tolerance for earthquake and seismic activity.  As of the Closing Date, the Administrative Agent acknowledges that this item has been satisfied or waived.

9.           A current Site Assessment for each Project. The Administrative Agent acknowledges that this item has been satisfied or waived.  As of the Closing Date, the Administrative Agent acknowledges that this item has been satisfied or waived.

10.           All environmental reports, building condition reports and Site Assessments delivered to the Administrative Agent prior to the execution of this Agreement shall be certified to the Administrative Agent (on behalf of the Lenders and their successors and assigns) without modification or change thereto in the form reasonably requested by the Administrative Agent.  As of the Closing Date, the Administrative Agent acknowledges that this item has been satisfied or waived.

11.           A current rent roll of the Projects, certified as being true and correct by Borrower or the current owner of the Projects.  As of the Closing Date, the Administrative Agent acknowledges that this item has been satisfied or waived.

12.           A copy of each Management Agreement, certified by Borrower as being true, correct and complete.

13.           All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents engaged by Borrower in connection with the Loans or the acquisition of the Projects have been paid.

14.           Payment of the Administrative Agent’s attorneys’ fees and costs in documenting, and closing the transaction.

15.           Such credit checks, background investigations and other information required by The Administrative Agent regarding Borrower, each Borrower Party and any other Person holding a direct or indirect interest in Borrower, including such additional information as The Administrative Agent may request regarding compliance by Borrower, and by direct and indirect interest holders in Borrower, with the provisions of Article 9.  As of the Closing Date, the Administrative Agent acknowledges that this item has been satisfied or waived.

16.           Licenses and permits, applicable to the operation or use of the Project.  As of the Closing Date, the Administrative Agent acknowledges that this item has been satisfied or waived.

17.           The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct in all material respects.

18.           The title policy, survey, insurance policies, appraisal, environmental report, engineering report and other third party reports shall run in favor of “General Electric Capital Corporation or its designee, as Administrative Agent on behalf of the lenders in its lending syndicate from time to time, and the successors and assigns of each of the foregoing, all of whom may rely thereon.”  Except solely with respect to naming the Administrative Agent as an additional insured or loss payee, as applicable, with respect to the insurance policies required to be provided by Borrower pursuant to the Loan Documents, as of the Closing Date, the Administrative Agent acknowledges that this item has been satisfied or waived.

19.           No Potential Default or Event of Default shall have occurred or exist.

SCHEDULE 2.3(1)

WIRE INSTRUCTIONS

Deutsche Bank

ABA# 021001033

Acct# 50-256-477

Acct Name: GEMSA Incoming Wire Account

Ref:  Douglas Emmett LA Portfolio

SCHEDULE 6.1

ORGANIZATIONAL CHART AND INFORMATION

(See organizational chart attached)

Borrower:

Name:  Douglas Emmett 2008, LLC
Entity Type:   Limited Liability Company
State of Formation:  Delaware
Organizational Identification Number:  4516254

Borrower’s Manager:

Name:  Douglas Emmett Management, LLC
Entity Type:  Limited Liability Company
State of Formation:  Delaware
Organizational Identification Number:  4210851

SCHEDULE 6.14

PROPERTY MANAGEMENT AGREEMENTS

1.	Property Management Agreement for 2001 Wilshire Blvd., dated March 24, 2008, by and between Douglas Emmett 2008, LLC, as Owner, and Douglas Emmett Management, LLC, as Agent.

2.	Property Management Agreement for 8383 Wilshire Blvd., dated March 24, 2008, by and between Douglas Emmett 2008, LLC, as Owner, and Douglas Emmett Management, LLC, as Agent.

3.	Property Management Agreement for 9100 Wilshire Blvd., dated March 24, 2008, by and between Douglas Emmett 2008, LLC, as Owner, and Douglas Emmett Management, LLC, as Agent.

4.	Property Management Agreement for 15250 Ventura Blvd., dated March 24, 2008, by and between Douglas Emmett 2008, LLC, as Owner, and Douglas Emmett Management, LLC, as Agent.

5.	Property Management Agreement for 16000 Ventura Blvd., dated March 24, 2008, by and between Douglas Emmett 2008, LLC, as Owner, and Douglas Emmett Management, LLC, as Agent.

6.	Property Management Agreement for 21300 Victory Blvd. (Warner Corporate Center), dated March 24, 2008, by and between Douglas Emmett 2008, LLC, as Owner, and Douglas Emmett Management, LLC, as Agent.

SCHEDULE 1.1(84)

ENVIRONMENTAL REPORTS

(1)           2001 Wilshire - Phase I Environmental Site Assessment by Citadel Environmental Services, Inc., dated January 25, 2008;

(2)           8383 Wilshire - Phase I Environmental Site Assessment by Citadel Environmental Services, Inc., dated January 25, 2008;

(3)           9100 Wilshire - Exit Assessment report by Citadel Environmental Services, Inc., dated February 13, 2008;

(4)           15250 Ventura - Phase I Environmental Site Assessment by Vertex Environmental Services, Inc., dated January 25, 2008;

(5)           16000 Ventura - Phase I Environmental Site Assessment by Citadel Environmental Services, Inc., dated January 25, 2008; and

(6)           Warner Corp Ctr/21300 Victory - Phase I Environmental Site Assessment by Citadel Environmental Services, Inc., dated January 25, 2008.

LIST OF DEFINED TERMS

Page No.

Additional Costs1, 21
Adjusted Libor Rate1
Administrative Agent1
Advance Date1, 19
Affiliate1
Agreement1, 2, 4, 3
Allocated Loan Amount2
Alternate Base Rate2
Alternate Base Rate Loans2
Anti-Money Laundering Laws2
Applicable Lending Office2
Assignment and Acceptance3
Assignment of Rents and Leases3
Bank Secrecy Act3
Bankruptcy Party3
Basle Accord3
Borrower1
Borrower Party3
Borrower’s Manager3
Borrower’s Member3
Business Day3, 6
Closing Date4
Collateral4
Commitment4
Continue4
Contract Rate4, 14
Control4
Controlled Subsidiary4
Convert4
Debt4
Debt Service5
Default Rate5
Dollars5
Environmental Indemnity5
Environmental Laws5
ERISA5, 35
Eurodollar Loans5
Event of Default5
Federal Funds Rate5
Financial Institution6
Fund6
GECC6
Hazardous Materials6
Improvements6
Indebtedness6
Interest Period6
Lender1
Lenders1
Libor Base Rate6, 21
Licenses7
Lien7
Loan Documents7
Loans7
Majority Lenders7
Management Agreement7
Manager7
Maturity Date8
Mortgage8
Net Operating Income8
Notes8
OFAC8
Operating Expenses8
Operating Partnership8
Operating Revenues8
Participant9, 60
Patriot Act9
Payment Date9, 15
Payor9, 18
Permitted Encumbrances9
Permitted Transfers9
Person9
Potential Default9
Prime Rate9
Project10
Proposed Lender10, 25
Regulation D10
Regulatory Change10
REIT10
Requesting Lender10, 25
Required Payment10, 18
Reserve Requirement10
Restoration Threshold10
Secondary Market Transaction11
Single Purpose Entity11
Site Assessment11
Specially Designated National and Blocked Persons11
Standard Adjustments11
State11
Stub Interest Period12, 15
Subordination of Management Agreement12
Taxes12, 42
Transfer41
Type12
UCC12
Underwritten NOI12
Underwritten Operating Expenses12
Underwritten Operating Revenues12
United States Person12, 25
United States Taxes25